UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.       )

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Ciena Corporation

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Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
______________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 24, 2016
______________________________________________________________________________

To the Stockholders of Ciena Corporation:
The 2016 Annual Meeting of Stockholders of Ciena Corporation will be held on March 24, 2016 at 3:00 p.m. Eastern Time. Our Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ciena2016 and entering your 16-digit control number.
This year’s Annual Meeting will be held for the following purposes:

1.
To elect three members of the Board of Directors from the nominees named in the attached proxy statement to serve as Class I directors for three-year terms ending in 2019, or until their respective successors are elected and qualified;

2.
To approve an amendment to the 2008 Omnibus Incentive Plan adding a comprehensive “clawback” provision, establishing an annual compensation limit for cash and equity awards to non-employee directors, and shortening the minimum vesting period for equity awards to non-employee directors and Executive or Non-Executive Chairs, and to re-approve the material terms of performance-based compensation under the 2008 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016;

4.	To hold an advisory vote on our executive compensation, as described in these proxy materials; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement accompanying this notice.
Stockholders of record as of the close of business on January 28, 2016 are entitled to notice of, and to vote at, this year’s Annual Meeting. In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report to Stockholders for fiscal 2015 to our stockholders via the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of our Annual Meeting. On February 10, 2016, we mailed to stockholders as of the record date a notice containing instructions on how to access our Annual Meeting materials and vote via the Internet, or by mail or telephone.
We believe that your vote, and the vote of every Ciena stockholder, is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.
By Order of the Board of Directors,
David M. Rothenstein
Secretary
Hanover, Maryland
February 10, 2016

i

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MARYLAND 21076
________________________

PROXY STATEMENT
________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 24, 2016

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2016 Annual Meeting. The Annual Meeting will be held on March 24, 2016 at 3:00 p.m. Eastern Time, or at any adjournment thereof. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this proxy statement and our Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2015, available to our stockholders on the Internet. On February 10, 2016, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report to Stockholders for fiscal 2015. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Ciena will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ciena2016. This year’s Annual Meeting will be a completely virtual meeting to be held over the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/ciena2016;

•
Only stockholders as of the record date may vote or submit questions while attending the Annual Meeting (by using the 16-digit control number provided in your Notice of Internet Availability of Proxy Materials);

•Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/ciena2016;

•	Stockholders with questions regarding how to attend and participate in the Annual Meeting may call 1-855-449-0991 on the meeting date; and

•A replay of the Annual Meeting will be available online for approximately 12 months following the meeting date.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set January 28, 2016 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 28, 2016, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 7035 Ridge Road, Hanover, Maryland 21076, and online during the Annual Meeting accessible at www.virtualshareholdermeeting.com/ciena2016.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were 137,435,530 shares of Ciena common stock outstanding. Your shares will be counted as present at the Annual Meeting if you either attend our online Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class I directors to the Board of Directors for three-year terms ending in 2019, or until their respective successors are elected and qualified;

•
the amendment to the 2008 Omnibus Incentive Plan adding a comprehensive “clawback” provision, establishing an annual compensation limit for cash and equity awards to non-employee directors, and shortening the minimum vesting period for equity awards to non-employee directors and Executive or Non-Executive Chairs, and to re-approve the material terms of performance-based compensation under the 2008 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2016; and

•	an advisory vote on our executive compensation, as described in these proxy materials.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the Class I director nominees named in this proxy statement;

•
“FOR” the amendment to the 2008 Omnibus Incentive Plan adding a comprehensive “clawback” provision, establishing an annual compensation limit for cash and equity awards to non-employee directors, and shortening the minimum vesting period for equity awards to non-employee directors and Executive or Non-Executive Chairs, and to re-approve the material terms of performance-based compensation under the 2008 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on our executive compensation.

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast with respect to that director’s election by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST.” For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. For this election, the election of directors at the Annual Meeting is uncontested, meaning that the nominees will be elected by a majority of the votes cast, as described above.

Approval of the other proposals under consideration at this year’s Annual Meeting each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST.”

How are votes counted?

With regard to the election of each director nominee in proposal 1 and with regard to proposals 2, 3 and 4, each as set forth in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote “FOR” or “AGAINST” these proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election, or on the outcome of the vote on the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and do not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have discretionary authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or separate voting instructions were forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares or direct the organization on how to vote your shares.

How do I vote my shares without participating in the online Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote by your shares over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are executive officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the directions contained therein. If you submit your proxy without directing how your shares are to be voted, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares during the online Annual Meeting?

Even if you plan to attend and participate in our online Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice or separate voting instructions for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice or separate voting instructions that you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy over the Internet or by phone by following the instructions included in your proxy materials, or by submitting a written notice of revocation to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the online Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you enter your 16-digit control number and vote again electronically at the Annual Meeting.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement, and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. This year’s Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/ciena2016. All stockholders may attend and listen live to the webcast of the Annual Meeting. Stockholders as of the record date of the Annual Meeting may electronically vote their shares and submit questions while attending the Annual Meeting over the Internet by using the 16-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will also be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation, and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $10,000, plus reasonable out-of-pocket expense. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Overview

Our Board of Directors currently consists of nine directors divided into three classes. Each class of our Board of Directors serves a staggered three-year term. At the Annual Meeting, three directors will be elected to fill positions in Class I, whose term expires at the Annual Meeting. Lawton W. Fitt, Patrick H. Nettles, Ph.D. and Michael J. Rowny, each of whom is a current Class I director, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class I, if elected, will serve for a three-year term expiring at the 2019 Annual Meeting, or until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal from the Board.

Director Qualifications

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibility to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to ensure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, skills and relationships relevant to Ciena’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of the New York Stock Exchange and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration, among other things, each director’s contributions to the Board, the value of the continuity of his or her service, and the individual’s familiarity with Ciena’s business, operations or markets.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

Information Regarding Nominees and Continuing Directors

Information for each person nominated for election as a director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, as well as for each director continuing service on the Board, is set forth below. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance and Nominations Committee and by our Board of Directors that each such person should serve as a director on our Board.

Nominees for Election to Board — Class I Directors with Terms Expiring in 2019

Lawton W. Fitt
Ms. Fitt, age 62, has served as a Director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. Ms. Fitt currently serves on the boards of directors of The Carlyle Group LP and The Progressive Corporation, and she has previously served on the boards of directors of Thomson Reuters, Overture Acquisition Corporation and Frontier Communications Company. She also serves as a director or trustee of several non-profit organizations.
The Board believes that Ms. Fitt’s substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions, together with her understanding of the capital markets, are significant assets for the Board. Ms. Fitt brings a strong financial background to her service as Chairperson of the Audit Committee along with significant experience in the areas of raising capital, financial oversight and risk analysis. The Board also believes it benefits from Ms. Fitt’s previous executive management experience and from her service as a director and member of the audit committee of other companies.

Nominees for Election to the Board — Class I Directors with Terms Expiring in 2019

Patrick H. Nettles, Ph.D
Dr. Nettles, age 72, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Directors of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and on the Board of Trustees of the Georgia Tech Foundation, Inc. Dr. Nettles also serves on the boards of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles has previously served on the board of directors of Apptrigger, Inc., formerly known as Carrius Technologies, Inc., and on the board of Optiwind Corp., a privately held company.
As a founder and former Chief Executive Officer of Ciena, the Board believes that Dr. Nettles provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Dr. Nettles’ executive management experience with Ciena, along with his operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board. The Board also benefits from Dr. Nettles’ experience as a public company director.

Michael J. Rowny
Mr. Rowny, age 65, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent Group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny’s career in business and government has also included positions as Chairman and Chief Executive Officer of the Ransohoff Company, Chief Executive Officer of Hermitage Holding Company, Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. Mr. Rowny currently serves on the board of directors of Neustar, Inc.
The Board believes that Mr. Rowny provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight, which is relevant in his role as an Audit Committee Financial Expert. In addition to his previous executive management and experience in international and telecommunications businesses, Mr. Rowny brings to the board a strong understanding of the capital markets, cash management practices and strategic business opportunities, including acquisitions and other investments. The Board also benefits from Mr. Rowny’s experience as a public company director.

Continuing Directors — Class II Directors with Terms Expiring in 2017

Harvey B. Cash
Mr. Cash, age 77, has served as a Director of Ciena since April 1994. From 1985 through December 2014, Mr. Cash was a general partner of InterWest Partners, a venture capital firm in Menlo Park, California. Mr. Cash serves on the boards of directors of First Acceptance Corp. and Argonaut Group, Inc. and has previously served on the boards of directors of Silicon Laboratories, Inc., i2 Technologies, Inc., Voyence, Inc. and Staktek Holdings, Inc.

Continuing Directors — Class II Directors with Terms Expiring in 2017

Harvey B. Cash (cont’d)
As a result of his tenure with Ciena, Mr. Cash has strong institutional knowledge of Ciena’s business and industry, which he is able to leverage in his capacity as Ciena’s lead outside director and as Chairperson of the Committee on Governance and Nominations. As a venture capital professional, Mr. Cash also brings to the Board expertise, deep experience and extensive relationships in the high technology sector in general, including the component and chip industries, and the telecommunications industry in particular. The Board believes that Mr. Cash’s experience in venture capital offers important insight into market conditions, strategic investments and emerging technologies.

Judith M. O’Brien
Ms. O’Brien, age 65, has served as a Director of Ciena since July 2000. Since November 2012, Ms. O'Brien has served as a partner and head of the Emerging Company Practice Group at the law firm of King and Spalding. Ms. O'Brien served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services, from November 2006 through December 2010. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. From August 1980 until February 2001, Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien has previously served on the board of directors of Adaptec, Inc. and currently serves on the boards of Theatro Labs, Inc. and Inform, Inc., privately-held companies.
The Board believes that as a result of both her experience working in a private law firm focused on technology companies, and her service as a venture capital professional and as in-house general counsel, Ms. O’Brien provides an important perspective with respect to the overall technology sector and in identifying and assessing legal and regulatory risks. The Board benefits from Ms. O’Brien’s expertise in assessing and structuring strategic transactions, including capital raising opportunities, intellectual property matters, acquisitions, joint ventures and strategic alliances. Ms. O’Brien also brings extensive knowledge and experience in the areas of executive compensation and corporate governance to her service as Chairperson of the Compensation Committee and her membership on the Governance and Nominations Committee.

Gary B. Smith
Mr. Smith, age 55, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Prior to his current role, his positions with Ciena included Chief Operating Officer, and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc. Mr. Smith also serves on the boards of directors of Avaya Inc. and CommVault Systems, Inc. Mr. Smith also serves as a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), the Global Information Infrastructure Commission and the Center for Corporate Innovation (CCI).

As the Chief Executive Officer of Ciena, Mr. Smith brings his leadership skills, industry experience and comprehensive knowledge of Ciena’s business, financial position, and operations to Board deliberations. Having led the company for over ten years, including through a transformative acquisition and complex integration, Mr. Smith offers the Board a unique perspective on the strategic and operational challenges and opportunities faced by Ciena. With almost 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents, Mr. Smith’s global industry sales and marketing experience also provide the Board an important perspective into Ciena’s markets and business and selling strategies.

Continuing Directors — Class III Directors with Terms Expiring in 2018

Bruce L. Claflin
Mr. Claflin, age 64, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD), where he is currently Chairman of the Board, and Chairman of its Nominating and Governance Committee.
The Board believes that Mr. Claflin’s prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company. In addition to his strategic insights, Mr. Claflin brings to the Board his previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing. Mr. Claflin also brings to the Board experience in international business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges. The Board also benefits from Mr. Claflin’s service as Chairman of the Board of a public technology company.

Patrick T. Gallagher
Mr. Gallagher, age 60, has served as a Director of Ciena since May 2009. Mr. Gallagher currently serves as Chairman of Harmonic, Inc.. a global provider of high performance video solutions to the broadcast/cable/telecom/MSP sector. From March 2008 to April 2012, Mr. Gallagher was Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also currently serves as Chairman of Intercloud SAS, and previously served on the board of directors of Sollers JSC.
The Board believes that Mr. Gallagher’s extensive international business experience provides the Board with expertise and an important perspective regarding international transactions and markets. His experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States. His industry knowledge and prior management expertise also provide the Board with significant industry knowledge and expertise in submarine and wireless network applications and strategic growth market opportunities for Ciena. The Board also benefits from Mr. Gallagher's experience as a public company director in both the U.S. and Europe.

Continuing Directors — Class III Directors with Terms Expiring in 2018

T. Michael Nevens
Mr. Nevens, age 66, has served as a Director of Ciena since February 2014. Since 2006, Mr. Nevens has served as senior adviser to Permira Advisers, LLC, an international private equity fund. From 1980 to 2002, Mr. Nevens held various leadership positions at McKinsey & Co., most recently as a director (senior partner) and as managing partner of the firm’s Global Technology Practice. He also served on the board of the McKinsey Global Institute, which conducts research on economic and policy issues. Mr. Nevens is a member of the Advisory Council of the Mendoza College of Business at the University of Notre Dame, where he has been an adjunct professor of Corporate Governance and Strategy. Mr. Nevens also serves on the boards of directors of NetApp, Inc. and Altera Corporation.
The Board believes that Mr. Nevens’ substantial experience with and exposure to a wide variety of companies and their corporate strategies, both as a private equity adviser and management consultant, provides the Board with expertise in the areas of strategic and long-term business planning and competitive strategy. Mr. Nevens further provides the Board with insight on corporate governance changes affecting public companies. The Board also benefits from Mr. Nevens’ experience as a director of other global, high technology companies.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class I nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, which highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional related information, as well as Ciena’s bylaws, codes of conduct, principles of corporate governance, and the charters for each of the Audit Committee, Compensation Committee and Governance and Nominations Committee. The corporate governance page can be found by clicking on the “Corporate Governance” link of the “Investors” section of our website at www.ciena.com.

Independent Directors

In accordance with the current listing standards of the New York Stock Exchange, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees and executive officers of Ciena, all of its members are “independent directors,” using the definition of that term in the listed company manual of the New York Stock Exchange. Also, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are independent directors in accordance with the applicable listing standards.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from all interested parties, including Ciena’s stockholders. Interested parties may send written communications to the entire Board of Directors (or any committee thereof), Ciena’s lead independent director, or all of the independent directors serving on the Board, by addressing communications to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board of Directors or a committee thereof, the lead independent director or all of the independent directors. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics, and we conduct both recurring employee affirmations with respect to our Code of Business Conduct and Ethics and periodic training and communication related to specific topics contained therein.

In accordance with the Sarbanes-Oxley Act of 2002, Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to deter wrongdoing and to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC.

A copy of both Ciena’s Code of Business Conduct and Ethics and its Code of Ethics for Senior Financial Officers can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee were to become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  For any director elected by the Board of Directors to fill a vacancy, Ciena’s bylaws limit the term of office of such person to the period from election until the first annual meeting following election, at which time such person is required to stand for election by the stockholders to serve out the remainder of the term of the class to which such person was elected.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of this limit, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities, and such other factors or considerations as our Board deems relevant. In selecting nominees for election as a director, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate and will avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter, with any acceptance of such resignation to be promptly publicly disclosed.

Stock Ownership Requirements.  In order to align the interests of Ciena’s executive officers and directors with those of Ciena’s stockholders, and to illustrate and promote our commitment to sound corporate governance, we maintain stock ownership guidelines for our executive officers and non-employee directors. These guidelines require such persons to hold shares of Ciena common stock of a value equal to the lesser of a multiple of their annual base salary or annual retainer, as applicable, or a fixed number of shares as follows:

Position	Stock Ownership Requirement
CEO	Lesser of 3.0x annual base salary or 100,000 shares
Executive Chairman	Lesser of 3.0x annual base salary or 100,000 shares
Executive Officers	Lesser of 1.5x annual base salary or 40,000 shares
Non-Employee Directors	Lesser of 3.0x annual retainer or 15,000 shares

Each executive officer is subject to the application of these guidelines, provided he or she shall have five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by such person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of such person or his or her family; and (iii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Compensation Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Prohibition Against Pledging Ciena Securities and Hedging Transactions. In accordance with Ciena’s Insider Trading Policy, our executive officers and directors are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities. Ciena specifically prohibits our executive officers and directors from holding Ciena securities in any margin account for investment purposes or otherwise using Ciena securities as collateral for a loan. Such persons are also prohibited from purchasing certain instruments (including prepaid variable forward contracts, equity swaps and collars) and engaging in transactions designed to hedge or offset any decrease in the value of Ciena securities.

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors, and the standing committees thereof, meet regularly in executive session without employee-directors or other executive officers present. The lead independent director, or the chairperson of such committee, presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment, overseen by the Governance and Nominations Committee, of itself, its committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Board Leadership Structure

Although our Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has separately maintained these positions since 2001. Separating the Executive Chairman and Chief Executive Officer roles allows us efficiently to develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who previously served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chairman.

One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

The Board believes that its leadership structure is appropriate for Ciena. Through the role of the lead independent director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategies and activities. These features, together with the role and responsibilities of the lead independent director described above, work to ensure a full and free discussion of issues that are important to Ciena and its stockholders. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chairman.

Board Oversight of Risk

The Board of Directors believes that risk management is an important part of establishing, updating and executing Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the company. The Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. The Board also receives an annual report from senior management on the status of any material risks as part of Ciena’s enterprise risk management program. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company. The Board’s leadership structure, with a lead independent director, separate Executive Chairman and CEO, independent Board committees with strong chairs, the active participation of committees in the oversight of risk and open communication with management, supports the risk oversight function of the Board.

The Audit Committee as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, cash investment strategy, financial results, and financial and business process systems, including the re-engineering of Ciena’s corporate enterprise resource planning platform. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the company’s internal audit function and its independent registered public accounting firm, as well as the company’s systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Governance and Nominations Committee oversees the management of risks associated with the company’s overall compliance and corporate governance practices, and the independence, composition and compensation of the Board. Each of these committees provides regular reports to the full Board on at least a quarterly basis.

Committees of the Board of Directors and Meetings

During fiscal 2015, the Board of Directors held ten meetings. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held eight meetings;

•	the Compensation Committee held eight meetings; and

•	the Governance and Nominations Committee held six meetings.

Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which he or she served during fiscal 2015. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting, and seven of Ciena’s directors attended the virtual Annual Meeting last year.

Composition of Standing Committees

The table below details the composition of Ciena’s standing Board committees as of fiscal 2015 year-end. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Director	Audit Committee	Compensation Committee	Governance and Nominations Committee
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Patrick T. Gallagher		X	X
T. Michael Nevens	X
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of the New York Stock Exchange. The Board of Directors has determined that each member of the Audit Committee is financially literate, as interpreted by the Board in its business judgment. The Board has also determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act and an “independent director” as independence for audit committee members is defined in the New York Stock Exchange listing standards.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses audit plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, obtains and reviews a report of Ciena’s independent registered public accounting firm describing certain matters required by the listing standards of the New York Stock Exchange, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of the New York Stock Exchange.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation, composition and independence of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of the New York Stock Exchange.

The Governance and Nominations Committee may also consider recommendations for nomination from other sources and interested parties, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described in “Director Qualifications” above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2017 Annual Meeting” below.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and it administers compensation plans for our executive officers and non-executive employees. The Compensation Committee seeks to ensure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for our executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate our executive officers to achieve strategic and tactical objectives, including the profitable growth of Ciena’s business;

•	align executive compensation with stockholder interests;

•	reward our executive officers for individual, functional and corporate performance; and

•	promote a pay-for-performance culture.

In making compensation decisions, the Compensation Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our CEO, Mr. Smith, and our Executive Chairman, Dr. Nettles, and considers evaluations by or recommendations from our CEO regarding the other executive officers. The Committee also receives information and advice from its compensation consultant, as described below. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of our executive officers. Our executive officers, including our CEO, do not participate in the determination of their own compensation, and with the exception of our CEO do not play any role in determining or recommending the amount of executive officer compensation. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and are independent directors under the New York Stock Exchange listing standards for purposes of compensation committee service. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer to make equity awards in connection with new hires and promotions and other discretionary awards. The Board of Directors has delegated limited authority to Mr. Smith to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards. The Compensation Committee regularly reviews at its meetings quarterly and year-to-date grant activity pursuant to this delegated authority.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2015, the Committee engaged Compensia, Inc., a national compensation consulting firm. Prior to engaging Compensia, the Committee considered and assessed Compensia’s independence. To ensure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Compensia to be engaged to perform any services for Ciena beyond those services provided to the Committee; which includes, with respect to compensation of our non-employee directors, the review by the Governance and Nominations Committee of the report requested by the Compensation Committee. The Committee has sole authority to retain or terminate Compensia as its executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of its compensation consultant and determines whether any related conflicts of interest require disclosure.

In establishing executive compensation for fiscal 2015, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by such peer companies to their executive officers;

•	analyze compensation survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise on appropriate levels of compensation for the Named Executive Officers and the other members of the executive team; and

•
prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested equity awards outstanding, and a competitive analysis of compensation relative to the peer group.

In addition to its advisory work regarding executive compensation during fiscal 2015, Compensia was also engaged by the Compensation Committee to provide assistance in evaluating the compensation of the non-employee members of our Board of Directors as set forth below, and to participate in or provide assistance with respect to the Committee’s annual compensation risk assessment and its review of the Compensation Discussion and Analysis included in these proxy materials.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash, Claflin, and Gallagher and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2015, are independent directors and were not, at any time during fiscal 2015, or at any other time, officers or employees of Ciena. During fiscal 2015, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed both to attract and to fairly compensate highly qualified, non-employee directors to represent our stockholders on the Board of Directors and to act in the stockholders’ best interests. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors. Our executive officers do not play any role in determining or recommending the amount of director compensation, except that Mr. Smith and Dr. Nettles vote on the recommendations of the Governance and Nominations committee in their capacities as members of the Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as our Executive Chairman of the Board, and Mr. Smith, who serves as our Chief Executive Officer. Dr. Nettles does not receive cash compensation for his service as a director, and Mr. Smith does not receive any compensation for his service as a director. Information regarding equity compensation to Dr. Nettles during fiscal 2015 can be found in the tabular disclosure below. Information regarding the determination of Mr. Smith’s compensation can be found in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” below.

Fiscal 2015 Board Compensation

For the purpose of determining Board compensation for fiscal 2015, the Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program. This evaluation was then reviewed by our Governance and Nominations Committee. The Governance and Nominations Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Governance and Nominations Committee also specifically considered both the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive officer compensation. After considering the factors above and the recommendations of the Governance and Nominations Committee, our Board of Directors approved a director compensation program for fiscal 2015 that:

•	increased the annual cash retainer payable to non-employee directors from $50,000 to $60,000;

•	made no other changes to the cash compensation payable to directors, including for directors serving upon committees or as chairpersons thereof; and

•	made no changes to the initial equity awards granted to new directors upon election or the annual equity awards granted to existing directors.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2015 was as follows:

Amount ($)
Cash Compensation
Annual Retainer — Non-Employee Director	$60,000
Additional Annual Retainer — Lead Independent Director	$10,000
Additional Annual Retainer — Audit Committee	$35,000 (Chairperson) $15,000 (other directors)
Additional Annual Retainer — Compensation Committee	$25,000 (Chairperson) $10,000 (other directors)
Additional Annual Retainer — Governance and Nominations Committee	$15,000 (Chairperson) $6,000 (other directors)

Under this program, our non-employee directors are not entitled to receive meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director (as applicable) will be entitled to receive an additional $1,500 per meeting for the Chairperson, or an additional $1,000 per meeting for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2015 was as follows:

Target Delivered Value ($)
Equity Compensation
Initial RSU Award — Upon Director Election or Appointment	$175,000
Annual RSU Award — Non-Employee Directors	$175,000
Annual RSU Award — Executive Chairman	$175,000

The actual number of shares underlying restricted stock unit (“RSU”) awards granted in order to achieve the applicable “target delivered value” in the table above is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Initial equity awards are made in connection with initial election or appointment to the Board of Directors, with the target delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Stockholders should review “Proposal No. 2 — Amendment of Ciena’s 2008 Omnibus Incentive Plan” below to understand certain proposed changes to the 2008 Plan approved by the Board and recommended to stockholders for approval, including establishing annual limits on cash and equity compensation for non-employee directors and shortening the minimum vesting period from three years to one year for awards of restricted stock and restricted stock units to non-employee directors and Executive or Non-Executive Chairs that vest solely by the passage of time.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and by Dr. Nettles during fiscal 2015:

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Patrick H. Nettles, Ph.D.	—	$168,172	$315,884	$484,056
Harvey B. Cash	$95,000	$168,172	—	$263,172
Bruce L. Claflin	$85,000	$168,172	—	$253,172
Lawton W. Fitt	$95,000	$168,172	—	$263,172
Patrick T. Gallagher	$76,000	$168,172	—	$244,172
T. Michael Nevens	$75,000	$168,172	—	$243,172
Judith M. O’Brien	$91,000	$168,172	—	$259,172
Michael J. Rowny	$75,000	$168,172	—	$243,172
_______________________________________

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted during fiscal 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Accordingly, the aggregate grant date fair value in the above table was calculated using the closing price of our common stock on March 26, 2015, the grant date for each director’s annual award. Each of these awards was granted under the 2008 Omnibus Incentive Plan (“2008 Plan”) and vests over a three-year period. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of our common stock. For information regarding the number of unvested RSUs held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2015, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below.

(3)
Non-employee directors do not receive any perquisites or other personal benefits or property as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director; the amount reported as “All Other Compensation” for Dr. Nettles reflects (a) his $300,000 annual base salary for service as an executive officer of Ciena during fiscal 2015, (b) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms, and (c) financial planning and tax preparation services generally made available to all executive officers, subject to a $10,000 annual limit per tax year on such services.

Outstanding Equity Awards for Directors at Fiscal Year-End

The following table sets forth, on an aggregate basis, information related to the outstanding unexercised stock options and unvested RSU awards held by each of the non-employee directors and by Dr. Nettles as of the end of fiscal 2015. We have not granted stock options to our non-employee directors since fiscal 2006. A significant portion of the stock options held by our directors and reported in the table below were “out-of-the-money,” based upon the $24.14 closing market price per share of our common stock as of the last trading day of fiscal 2015.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate Number of Shares Underlying Exercisable Options	Aggregate Number of Shares Underlying Unexercisable Options	Aggregate Number of Unvested Shares or Units
Name	(#)	(#)	(#)
Patrick H. Nettles, Ph.D.	3,214	—	16,617
Harvey B. Cash	3,214	—	16,617
Bruce L. Claflin	6,428	—	16,617
Lawton W. Fitt	3,214	—	16,617
Patrick T. Gallagher	—	—	16,617
T. Michael Nevens	—	—	14,317
Judith M. O’Brien	3,214	—	16,617
Michael J. Rowny	3,214	—	16,617

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares of our common stock underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of our common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death or termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

AMENDMENT TO CIENA’S 2008 OMNIBUS INCENTIVE PLAN AND RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE BASED COMPENSATION UNDER THE 2008 OMNIBUS INCENTIVE PLAN

Overview

We are requesting that our stockholders vote in favor of the proposed amendment to our 2008 Omnibus Incentive Plan, which we sometimes refer to in this proposal as the “2008 Plan,” and to re-approve the material terms of performance-based compensation thereunder. Our 2008 Plan is our only equity incentive compensation plan under which we are granting equity incentive awards, such as stock awards, to directors, officers and employees. As of January 1, 2016, 4,045,388 shares remained available for issuance under the 2008 Plan.

2008 Plan Amendment

On January 28, 2016, upon recommendation of the Compensation Committee, the Board of Directors approved an amendment to the 2008 Plan to reflect changes intended to better align the 2008 Plan with market practices for director compensation and to incorporate evolving governance standards. The proposed amendment (i) adds a comprehensive “clawback” provision to the 2008 Plan, (ii) incorporates a $500,000 maximum limit on the sum of cash compensation and equity compensation (based on grant date fair value) that a non-employee director may receive in a fiscal year, subject to limited exceptions in extraordinary circumstances, and (iii) reduces the minimum vesting period from three years to one year for awards of restricted stock and restricted stock units to non-employee directors and Executive or Non-Executive Chairs that vest solely by the passage of time. The Board’s approval of the amendment was made subject to stockholder approval at the Annual Meeting. A copy of the proposed amendment of the 2008 Plan is attached as Annex A to this proxy statement.

The proposed amendment of the 2008 Plan would amend the 2008 Plan as follows:

•
Clawback Provision. The proposed amendment of the 2008 Plan would add a more comprehensive clawback provision to the 2008 Plan that provides that any award granted pursuant to the 2008 Plan will be subject to mandatory repayment by the grantee to Ciena (i) to the extent set forth in the 2008 Plan or an award agreement or (ii) to the extent the grantee is, or in the future becomes, subject to (A) any Ciena or affiliate “clawback” or recoupment policy that is adopted by Ciena, including to comply with the requirements of any applicable laws, rules or regulations, or (B) any applicable laws that impose mandatory recoupment, under circumstances set forth in such applicable laws.

•
Non-Employee Director Compensation Limit. The proposed amendment would impose a $500,000 limit on the compensation that can be awarded to a non-employee director in any given fiscal year, including the sum of (i) cash compensation and (ii) the grant date fair value of equity compensation under the 2008 Plan. This limitation, however, would not apply to the extent a non-employee director has been or becomes an employee of Ciena during such fiscal year. In addition, the Board retains discretion to provide further exceptions for one or more individual non-employee directors in extraordinary circumstances, such as service on a special transaction or litigation committee of the Board, provided that the director that is the subject of such exception may not participate in any decision with respect thereto.

•
Minimum Vesting Provision for Awards to Non-Employee Directors and Executive or Non-Executive Chairs. The proposed amendment of the 2008 Plan would shorten the minimum vesting period from three years to one year for awards of restricted stock and restricted stock units to non-employee directors and Executive or Non-Executive Chairs that vest solely by the passage of time.

Why You Should Vote for the 2008 Plan Amendment

We believe that the 2008 Plan is important to our continued growth and success. The purpose of the 2008 Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of

Ciena will motivate them to serve Ciena and to expend maximum effort to improve our business and the results of our operations. We believe that equity awards under the 2008 Plan are a valuable incentive to participants and benefit stockholders by aligning more closely the interests of participants in the 2008 Plan with those of our stockholders.

All of the changes included in the proposed amendment of the 2008 Plan are designed to align with evolving governance and compensation practices. Specifically, we ask stockholders to vote for the proposed amendment to the 2008 Plan for the following reasons:

The proposed amendment gives us an additional mechanism to “claw back” equity compensation from grantees in certain circumstances. As described in these proxy materials, we maintain a compensation recoupment policy that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments. The policy generally provides for the recoupment of certain benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. The proposed amendment of the 2008 Plan would add a provision that gives us the ability to recoup equity awards from grantees if and to the extent required by applicable law or any “clawback” policy that we adopt in the future. For example, we intend to revise our “clawback” policy as needed to comply with the additional requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regarding the mandatory recoupment of incentive compensation after the SEC issues final regulations implementing those requirements. Pursuant to the proposed amendment, any award granted under the 2008 Plan will be subject to mandatory repayment by the grantee if and to the extent required by our “clawback” policy, as such policy may be revised in the future, including to comply with the final rules issued by the SEC under Section 954 of the Dodd-Frank Act.

We believe that it is important to disclose to our stockholders, and for our stockholders to approve, a maximum annual limit on future awards that we may grant to our non-employee directors. We selected $500,000 as the maximum value that may be awarded to our non-employee directors under the 2008 Plan per fiscal year because we believe it places a meaningful limit on awards to our non-employee directors. While our actual director compensation in recent years has been considerably lower than this proposed limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility for the remainder of the plan term,or extensions thereof, to make adjustments that we may in the future deem appropriate or necessary for our non-employee director compensation program to remain competitive in the market.

Reducing the minimum vesting period for equity awards to non-employee directors and Executive or Non-Executive Chairs gives us flexibility to grant equity awards that better align with market practices for director compensation and enhances our ability to attract and to fairly compensate highly qualified, independent directors. The 2008 Plan provides that restricted stock and restricted stock units subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. Only a limited number of shares, equal to five percent (5%) of the shares authorized under the 2008 Plan, may be granted with (or subsequently modified to contain) terms that do not meet this minimum vesting period. As described in these proxy materials, under our director compensation program, initial equity awards and annual equity awards granted to our non-employee directors and Executive Chairman vest in equal annual installments over a three-year period. The proposed amendment of the 2008 Plan gives us the flexibility to grant equity awards to non-employee directors and Executive or Non-Executive Chairs that have a shorter vesting period. Specifically, under the proposed amendment, we will have the ability to grant equity awards to non-employee directors and Executive or Non-Executive Chairs that vest in full one year from the date of grant, without the shares subject to such awards counting toward the shares that are exempt from the minimum vesting period requirement. We believe that having the flexibility to grant equity awards to non-employee directors and Executive or Non-Executive Chairs that vest in full one year from the date of grant better aligns our plan with market practices for director compensation and enables us to offer a compensation program that is more competitive in the market. We believe that this amendment to the 2008 Plan will enhance our ability to attract and to fairly compensate highly qualified, independent directors to represent stockholders on the Board and to act in the stockholders’ best interests.

2008 Plan Design Highlights Ciena’s Commitment to Compensation Best Practices. The 2008 Plan includes a number of important provisions, summarized below, that are designed to protect our stockholders’ interests and that reflect Ciena’s commitment to best practices and effective management of equity compensation:

•
Plan Limits and Additional Shares. The 2008 Plan authorizes a fixed number of shares and requires stockholder approval to increase the maximum number of securities that may be issued thereunder. The 2008 Plan does not contain an evergreen provision or other feature which periodically adds new shares for grant thereunder. The 2008 Plan contains limitations on the maximum number of shares that may be awarded to, and the maximum amount that may be earned by, any individual under the 2008 Plan per 12-month period. The proposed amendment to the 2008 Plan would add a limitation on the sum of cash compensation and grant date fair value of equity compensation that may be awarded to a non-employee director per fiscal year, as described above.

•
Application of Fungible Share Ratio for Counting Grant of Full Value Awards. Under the 2008 Plan, every share underlying RSUs and PSUs is subject to a fungible share ratio that reduces the number of shares remaining available for issuance under the plan by a factor greater than one. The current fungible share ratio is 1.31 shares for each full value share awarded.

•
Reasonable Share Counting Provisions. In general, when awards granted under the 2008 Plan expire or are canceled without having been fully exercised, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares of common stock that are delivered to the grantee or withheld by Ciena as payment of the exercise price in connection with the exercise of a stock option or payment of the tax withholding obligation in connection with any award, are not returned to the share reserve.

•
Minimum Vesting Periods on Full Value Awards. The 2008 Plan provides that restricted stock and stock units subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. The proposed amendment to the 2008 Plan would reduce the foregoing minimum vesting period from three years to one year for awards of such restricted stock units to non-employee directors and Executive or Non-Executive Chairs. Restricted stock and restricted stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, or (ii) a change in control of Ciena. Only a limited number of shares, equal to five percent (5%) of the shares authorized under the 2008 Plan, may be granted with (or subsequently modified to contain) terms that do not meet the minimum vesting period restrictions above.

•
No Discount Stock Options or Stock Appreciation Rights (SARs). All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date, we have not granted any stock appreciation rights under the 2008 Plan.

•
No Repricing. Under the 2008 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without stockholder approval.

•
Change in Control Definition and Recoupment Mechanism. Our 2008 Plan has a definition of change in control (referred to as a “corporate transaction” in the 2008 Plan) that we believe is considered to be reasonable by ISS. The 2008 Plan also includes a mechanism that allows Ciena to recoup or “claw back” certain equity compensation in situations requiring forfeiture under the Sarbanes-Oxley Act of 2002 and circumstances where the grantee engaged in certain misconduct. The proposed amendment to the 2008 Plan would add an additional mechanism to the 2008 Plan that would allow Ciena to recoup or “claw back” certain equity compensation, as described above.

•
Stockholder Approval Required for Certain Amendments. Amendments that will materially increase the benefits under the 2008 Plan (including changing the vesting restrictions described above), or that will materially increase the aggregate number of shares that may be issued under the plan, are prohibited without stockholder approval.

•
Section 162(m) Eligibility. Under the 2008 Plan, the Compensation Committee maintains the flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Why You Should Vote to Re-approve the Material Terms of Performance-based Compensation under the 2008 Plan
We are requesting that our stockholders vote to re-approve the material terms of performance-based compensation under the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code. The purpose of asking stockholders to re-approve the material terms relating to performance-based compensation under the 2008 Plan is to enable us to continue to grant incentive awards under the 2008 Plan that are structured in a manner intended to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to IRS guidance, the three other most highly compensated executive officers of Ciena (other than the chief financial officer). There is an exception to this limitation for compensation that is “performance-based” as defined in the Internal Revenue Code and applicable regulations. For compensation to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, in addition to certain other requirements, as described in more detail below, stockholders must approve the material terms under which the performance-based compensation will be paid (including the performance goals). For purposes of Section 162(m) of the Internal Revenue Code, the material terms of performance-based compensation include (i) the employees eligible to receive compensation under the 2008 Plan, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee as performance-based compensation during a specified time period. Each of these aspects of the 2008 Plan is discussed below and approval of this proposal will constitute approval of each of these aspects of the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code. For the avoidance of doubt, approval of this Proposal No. 2 will not in any way impact or increase the number of shares available for awards under the 2008 Plan.

Equity Awards Outstanding and Available

The table below includes information as of January 1, 2016 with respect to our (i) equity incentive compensation awards outstanding, and (ii) shares remaining available for grant under our 2008 Plan:

Equity Awards Outstanding and Available Summary

Stock options outstanding (1)	2,159,700
RSUs and PSUs outstanding	5,565,021
Shares remaining available for grant under 2008 Plan (2)	4,045,388
Weighted average exercise price of outstanding options	$24.61
Weighted average exercise price of exercisable options	$24.32
Weighted average remaining term of outstanding options	3.69 years
_______________________________________

(1) Of the stock options outstanding, approximately 53% were “underwater” (i.e., having an exercise price above the current trading price) as of January 1, 2016.
(2) Equivalent to approximately 3.1 million shares available for future stock awards given the applicable fungible share ratio under the 2008 Plan.

The amendment to the 2008 Plan will not be effective unless and until approved by stockholders. Participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the 2008 Plan is approved are not currently determinable. On the record date, there were nine executive officers, seven non-employee directors and approximately 5,300 employees who were eligible to participate in the 2008 Plan.

Summary Description of the 2008 Plan

A description of the provisions of the 2008 Plan is set forth below. This summary does not purport to be complete, and is qualified in its entirety by reference to the detailed provisions of the 2008 Plan, a copy of which is incorporated by reference as an exhibit to Ciena’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

Administration. The 2008 Plan is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are outside directors as that term is defined in the 2008 Plan and also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, and they comply with the independence requirements of the New York Stock Exchange. Subject to the terms of the 2008 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, prescribe the form of each award agreement evidencing an award, amend, modify or supplement the terms of any outstanding award, and interpret provisions of the 2008 Plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the 2008 Plan with respect to participants, provided such grantees are not Ciena executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

For purposes of the 2008 Plan, an “outside director” is a member of the Board of Directors who is not an officer or employee of the Company. For purposes of Section 162(m) of the Internal Revenue Code, a director is an “outside director” if he or she is not a current employee of Ciena; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of Ciena; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from Ciena in any capacity other than as a director.

Common Stock Reserved for Issuance under the Plan. As of January 1, 2016, the number of shares remaining available for issuance under the 2008 Plan is 4.0 million shares. The common stock issued or to be issued under the 2008 Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by Ciena. If any shares covered by an award under the 2008 Plan or a prior plan (as defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The number of shares of common stock available for issuance under the 2008 Plan will not be increased by any shares tendered or awards surrendered in connection with the purchase of shares of common stock upon exercise of a stock option or any shares of common stock deducted or forfeited from an award in connection with Ciena’s tax withholding obligations. The number of shares of common stock available for issuance under the 2008 Plan will also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility. Awards may be made under the 2008 Plan to officers, employees, directors, advisors and consultants of Ciena or its affiliates, and any other individual whose participation in the plan is determined to be in the best interests of Ciena by the Board of Directors.

Amendment or Termination of the Plan. The Board of Directors may terminate the 2008 Plan at any time and for any reason. The 2008 Plan will terminate, in any event, ten years after its effective date. The Board of Directors may also amend the 2008 Plan, provided that amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. In addition, amendments that will materially increase the benefits under the plan (including changing the vesting restrictions described above) or that will materially increase the aggregate number of shares that may be issued under the plan must be submitted for stockholder approval.

Options. The 2008 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code as well as stock options that do not qualify as incentive stock options.

The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for stock options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant. If the grantee is a 10% stockholder, an option intended to be an incentive stock option will expire after five years. Subject to the minimum vesting periods described above, the Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The ability to exercise options may be accelerated by the Compensation Committee, subject to compliance with the 2008 Plan.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise.

No amendment or modification may be made to an outstanding stock option or stock appreciation right if that amendment or modification would be treated as a repricing under the rules of the stock exchange on which the shares of common stock are listed (currently the New York Stock Exchange), including replacement with cash or another award type, without the approval of Ciena’s stockholders.

Stock options and stock appreciation rights granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the 2008 Plan provides flexibility should we determine to permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards. The Compensation Committee may also award:

•
Unrestricted Stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee that are free from any restrictions under the 2008 Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

•	Restricted Stock, which are shares of common stock subject to restrictions.

•	Restricted Stock Units, which are rights to receive common stock subject to restrictions.

•
Stock Appreciation Rights, which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•
Performance and Annual Incentive Awards, which are awards that are ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year, annual, semi-annual or quarterly incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award earned based on the percentage achievement of these business criteria, the percentage achievement in excess of a threshold objective or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or whom the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each fiscal year (the “covered employees”).

Effect of Certain Corporate Transactions. Certain change in control transactions, such as a sale of Ciena, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as Ciena to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation that meets the requirements of Section 162(m) is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors within the meaning of Section 162(m) of the Internal Revenue Code for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders before payment is made in a separate vote; and

(iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2008 Plan, one or more of the following business criteria may be used to measure the performance of Ciena, a subsidiary of Ciena and/or an affiliate of Ciena, as a whole or any business unit of the foregoing, as the Compensation Committee may deem appropriate:

•	net earnings or net income;

•	operating earnings;

•	pretax earnings;

•	earnings (or loss) per share;

•	share price, including growth measures and total stockholder return; and appreciation in and/or maintenance of the price of the shares of common stock or any publicly traded securities of Ciena;

•
earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes, earnings (or losses) before interest, taxes and depreciation, earnings (or losses) before interest, taxes, depreciation and amortization, or earnings (or losses) before interest, taxes, depreciation, amortization and stock-based compensation, and other similar adjustments to earnings (or losses);

•	bookings, orders, sales or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer;

•	net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus;

•	gross or operating margins;

•	gross profit;

•	return measures, including return on assets, capital, investment, equity, sales or revenue;

•	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment and cash flow per share;

•	productivity ratios;

•	expense targets or improvement in or attainment of expense levels or cost reductions;

•	market share;

•	financial ratios as provided in credit agreements of Ciena and its subsidiaries;

•	working capital targets;

•	cash or equivalents at the end of the fiscal year or fiscal quarter;

•
implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, recruiting and maintaining personnel, and strategic or operational objectives;

•	completion of acquisitions of business or companies;

•	completion of divestitures and asset sales; and

•	any combination of any of the foregoing business criteria.

Business criteria may be measured either on an absolute or relative basis and either on a GAAP or non-GAAP basis. The performance of Ciena, a subsidiary of Ciena and/or an affiliate of Ciena, as a whole or any business unit of the foregoing, measured with respect to any of the above business criteria, may be compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate.

If stockholders approve this proposal and the 2008 Plan is amended, then the limitations described in this paragraph will apply. The maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2008 Plan to any person, other than a non-employee director, is one million per year. The maximum number of shares of common stock that can be awarded under the 2008 Plan to any person, other than a non-employee director, other than pursuant to an option or stock appreciation right, is one million per year. A maximum limit of $500,000 in the aggregate would apply to compensation that can be awarded to a non-employee director in any given fiscal year, including (i) cash compensation and (ii) the grant date fair value of equity compensation under the 2008 Plan. This limitation, however, would not apply to the extent a non-employee director has been or becomes an employee of Ciena during such fiscal year and certain limited exceptions in extraordinary circumstances. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $25 million.
New Plan Benefits

The amounts that may be received under the 2008 Plan in the future are not determinable, as such amounts will depend on actions of the Compensation Committee, the performance of Ciena and the value of our common stock. For more details on grants of PSUs and RSUs made to our NEOs in fiscal 2015, see the table below entitled “Grants of Plan-Based Awards,” and for more details on grants of RSUs made to our non-employee directors in fiscal 2015, see the table above entitled “Director Compensation Table.”

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for Ciena. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Ciena will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Ciena will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Stock Options. The grant of an option will not be a taxable event for the grantee or Ciena. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs under the 2008 Plan. A grantee who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2008 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for Ciena or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G. Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both Ciena and the recipient under Sections 280G and 4999 of the Internal Revenue Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and Ciena is denied a tax deduction for the payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of accelerated vesting of equity awards in connection with a change in control can constitute a parachute payment. The 2008 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a recipient may receive to no more than 299% of the recipient’s base amount, but only if such cutback results in larger after-tax payments to the recipient.

Section 409A. Ciena intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the amendment of the 2008 Plan and to re-approve of the material terms of performance-based compensation under the 2008 Plan for purposes of Section 162(m) of the Internal Revenue Code.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2016, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to attend this year’s Annual Meeting. He or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as

Ciena’s independent registered public accounting firm for fiscal 2016, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2014 and 2015 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal years 2014 and 2015.

	Fiscal	Fiscal
Fee Category	2014	2015
Audit Fees	$3,858,814	$4,183,000
Audit-Related Fees	$85,500	$200,295
Tax Fees	$—	$—
All Other Fees	$26,240	$601,865
Total Fees	$3,970,554	$4,985,160

Audit Fees. This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Fiscal 2014 and 2015 audit fees reflect PwC’s integrated audits of financial statements for Ciena Corporation and separate audits of the financial statements of its Canadian subsidiary.

Audit-Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2014 audit-related fees reflect auditor services relating to consultations as to the accounting treatment for certain transactions, including our term loan facility and amended and restated asset-backed loan facility. Fiscal 2015 audit-related fees reflect auditor services in connection with our acquisition of Cyan, Inc. and services related to new facilities leases in Ottawa, Canada.

Tax Fees. This category of the table above includes fees for tax compliance, tax advice and tax planning. There were no fiscal 2014 or fiscal 2015 tax fees.

All Other Fees. This category of the table above includes fees for services provided by PwC that are not included in the other fee categories reported above. Fiscal 2014 and fiscal 2015 fees relate to advisory services in support of management’s strategy and assessment of (a) requirements and capabilities with respect to a system re-engineering project relating to Ciena’s enterprise resource planning platform, and (b) sales and operations planning procedures.

Pre-Approval of Services

The Audit Committee pre-approves all services provided by our independent registered public accounting firm, including audit services (such as statutory audit engagements as required under local law of foreign jurisdictions) and non-audit services. For audit services with respect to Ciena Corporation, each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee certain non-audit services for which it recommends the independent registered public accounting firm be engaged to provide, and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2014 and 2015 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors, and management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

During fiscal 2015, the Audit Committee met with Ciena’s independent registered public accounting firm,
PricewaterhouseCoopers LLP, at times with and at times without management present, to discuss the results of its examinations and Ciena’s financial reporting practices. The Audit Committee also met with management periodically during fiscal 2015 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed Ciena’s disclosure controls and procedures with senior management and PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2015 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of

Directors that the audited financial statements for fiscal 2015 be included in Ciena’s Annual Report on Form 10-K for fiscal 2015 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Bruce L. Claflin
T. Michael Nevens
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 15, 2016, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, stock award, or other similar right. Beneficial ownership reported by certain stockholders of greater than 5% of our common stock also includes shares underlying outstanding convertible notes issued by Ciena as set forth in the footnoted details. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 15, 2016, there were 137,383,262 shares of Ciena common stock outstanding.

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares (%)
Name of Beneficial Owner
More than 5% Stockholders
Loomis, Sayles & Company, L.P. (4)	12,430,336	—	12,430,336	9.0%
BlackRock, Inc. (5)	8,945,792	—	8,945,792	6.5%
Invesco, Ltd. (6)	7,707,034	—	7,707,034	5.6%
Vanguard Group, Inc. (7)	7,202,472	—	7,202,472	5.2%

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares (%)
Name of Beneficial Owner

Directors & Named Executive Officers

Patrick H. Nettles, Ph.D. (8)	384,244	9,714	393,958	*
Gary B. Smith	329,132	144,000	473,132	*
James E. Moylan, Jr.	299,564	35,000	334,564	*
François Locoh-Donou	91,137	20,000	111,137	*
Philippe Morin	215,988	—	215,988	*
David M. Rothenstein	190,993	—	190,993	*
Harvey B. Cash	21,813	53,817	75,630	*
Bruce L. Claflin	39,495	9,678	49,173	*
Lawton W. Fitt	1,071	53,817	54,888	*
Patrick T. Gallagher	24,693	—	24,693	*
T. Michael Nevens	2,948	—	2,948	*
Judith M. O’Brien (8)	17,659	39,317	56,976	*
Michael J. Rowny	3,571	53,817	57,388	*

All executive officers and directors (17 persons)	1,809,265	559,160	2,368,425	1.72%
_______________________________________

*	Represents less than 1% of outstanding shares.

(1)
Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity incentive awards. May include shares underlying Ciena’s outstanding convertible notes to the extent not specifically identified in the SEC reports below.

(2)
Except as otherwise set forth in the footnotes below, for our executive officers represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within 60 days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to the Directors’ Restricted Stock Deferral Plan. For some stockholders, amounts reported include shares underlying Ciena’s outstanding convertible notes.

(3)
Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us or the SEC, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)
Stockholder’s address is One Financial Center, Boston, MA 02111. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on September 10, 2015 and reflects beneficial ownership as of August 31, 2015 by stockholder in its capacity as an investment advisor. Stockholder disclaims any beneficial interest in any of the shares reported above. Stockholder has sole dispositive power with respect to 12,430,336 shares. Based upon communications with stockholder, Ciena believes that a significant majority of the shares reported as being owned above and reflected in stockholder’s Schedule 13G/A represent stockholder’s right to acquire shares upon the conversion of Ciena’s outstanding convertible notes.

(5)
Stockholder’s address is 55 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 23, 2015 and reflects beneficial ownership as of December 31, 2014 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 8,719,416 shares and sole dispositive power with respect to 8,945,792 shares.

(6)
Stockholder’s address is 15555 Peachtree Street, NE, Atlanta, GA 30309. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 12, 2015 and reflects beneficial ownership as of December 31, 2014 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries.

Stockholder has sole voting power with respect to 7,577,282 shares and sole dispositive power with respect to 7,707,034 shares.

(7)
Stockholder’s address is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 11, 2015 and reflects beneficial ownership as of December 31, 2014 by stockholder in its capacity as investment advisor and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 140,982 shares, sole dispositive power with respect to 7,069,590 shares and shared dispositive power with respect to 132,882 shares.

(8)	Voting and investment power is shared with spouse.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2015, at the request and direction of the Compensation Committee, management conducted an assessment of the risks associated with Ciena’s compensation policies and practices. This assessment included:

•	review of plans, policies and procedures relating to the components of our various compensation programs;

•	review of incentive-based equity and cash compensation features;

•	identification of any regional or functional distinctions in our compensation programs;

•
identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	consideration of risks related to our compensation policies and practices and the potential for such risks to result in a material adverse effect on the company as a whole.

Although all elements of our compensation programs were considered, particular attention was paid in fiscal 2015 to any additions, modifications or revisions to such programs during the current and preceding fiscal years, and how these changes affected the strengths, weaknesses or controls associated with such programs. The Compensation Committee also focused its assessment on performance-based incentive compensation programs involving variable payouts and compensation programs impacting our executive team. In substantially all cases, compensation programs were found to be centrally designed and administered and, excluding sales incentive compensation, substantially identical across function and geography. Objectives used to determine incentive compensation were found to be based primarily on Ciena’s reported financial results and other performance-based corporate performance goals used to manage the business or derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment identified significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

•
oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•
robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	appropriate segregation of duties;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	presence of and training relating to corporate standards of business conduct and ethics;

•	substantial alignment of compensation and benefits for executive and non-executive salaried employees;

•	stock ownership guidelines applicable to executive officers designed to ensure alignment of interests with stockholders; and

•
a recoupment or “clawback” feature for incentive compensation awarded under Ciena’s 2008 Plan that, in addition to being applicable to those executive officers covered by the requirements of the Sarbanes-Oxley Act of 2002, is applicable to any award recipient who knowingly, or through gross negligence, engages in or fails to prevent misconduct resulting in material non-compliance with financial reporting requirements under the securities laws.

Based on the assessment and factors described above, the Compensation Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

COMPENSATION DISCUSSION AND ANALYSIS

The following “Compensation Discussion and Analysis” describes our executive compensation program and the compensation-related decisions for fiscal 2015 made by the Compensation Committee of the Board of Directors (the “Committee”) for the Named Executive Officers (the “NEOs”) who are set forth below:

Gary B. Smith President and Chief Executive Officer (CEO) Mr. Smith joined Ciena in 1997 and has served as CEO since May 2001.
James E. Moylan, Jr. Senior Vice President, Finance and Chief Financial Officer (CFO) Mr. Moylan joined Ciena as CFO in December 2007.

François Locoh-Donou
Senior Vice President and Chief Operating Officer (since November 1, 2015)

Mr. Locoh-Donou joined Ciena in August 2002 and served as Senior Vice President, Global Products Group from August 2011 through October 2015.

Philippe Morin
Former Senior Vice President, Global Sales and Field Operations

Mr. Morin joined Ciena in March 2010 and served in the above role from August 2011 until his resignation as of November 1, 2015.

David M. Rothenstein Senior Vice President, General Counsel and Secretary Mr. Rothenstein joined Ciena in January 2001 and has served as General Counsel since November 2008.

As previously disclosed, Mr. Morin resigned as an executive officer and employee of Ciena, effective as of November 1, 2015, the beginning of our fiscal 2016. Also effective as of November 1, 2015, Mr. Locoh-Donou was appointed as our Senior Vice President and Chief Operating Officer.

Overview

Fiscal 2014 Performance Highlights

In determining our executive compensation program for fiscal 2015, the Committee considered, among other things, Ciena’s business and financial performance in fiscal 2014. Fiscal 2014 was a strong year in which we continued to generate differentiated financial performance while delivering steady progress toward our longer-term strategic objectives and financial targets. In particular, we strengthened our platform for growth and increased profitability by further diversifying our business across network providers of every type and in additional high-growth geographies. Our continued efforts were rewarded with increased market share and industry recognition of our technology leadership.

Highlights of our performance in fiscal 2014 included:

❖
We were ranked by Infonetics (in its global 2014 Service Provider Vendor Report) as the overall #1 optical supplier, including taking the leading spots for Packet-Optical Systems, Optical Transport and Switching, and Transport SDN and Control Plane

❖	Ovum identified us as the market leader in the Data Center Interconnect market in North America

❖	Our revenue grew to $2.29 billion, representing 10% year-over-year growth
❖	Our adjusted operating expense as a percentage of revenue improved to 35.6%

❖	Our adjusted operating income grew to $148.2 million, a 28% year-over-year increase
❖	Our adjusted operating margin increased to 6.5%

❖
We launched our 8700 Packetwave Platform, a multi-terabit packet switching platform for high-density metro networks and inter-data center wide area networks, which received top honors in Broadband Technology Report’s 2014 Diamond Innovation Awards

❖
We established a new internal software division to underpin our strategic technology focus on flexible and software-enabled network architectures, and introduced a new set of software solutions including a VNF online marketplace

❖	We entered into a strategic global partnership with Ericsson
❖
We developed new relationships with several key international customers and expanded our relationships with Vodafone and Liberty Global, enabling us to increase our year-over-year international revenue by 12%

Fiscal 2015 Executive Compensation

In the context of our strong business and financial performance in fiscal 2014, the Committee considered the compensation program for our executive officers in light of the public filings, compensation surveys such as the Radford High Technology Executive Compensation Survey and the IPAS Global High Technology Survey, and other published market data relating to comparable executive positions in our peer group of companies (collectively, the “Market Data”). The Market Data showed that each element of compensation for our executives was at or above the market median in the aggregate, with variation by individual executive. Specifically with respect to long-term incentive compensation, the Committee had made good progress in recent years in improving the retention profile of our executives, with the average target value of equity awards to our executives now being approximately at the mid-point of our 50th to 75th percentile target value range for the first time in several years. At the same time, however, the Market Data for fiscal 2015 showed that market annual equity values had increased substantially over the previous year. The Committee believed that, after finally aligning executive equity compensation with the peer group and with Ciena’s strong performance in fiscal 2014, it was important to ensure that equity compensation of our executives for fiscal 2015 kept pace with that of similarly situated executives in the peer group. Accordingly, the Committee concluded that market increases with respect to equity compensation were appropriate for fiscal 2015, but that it was not otherwise necessary to make significant changes to or increases in our executive compensation program for fiscal 2015.

The Committee took the following actions with respect to fiscal 2015 executive compensation:

❖	Determined not to increase the base salary of the CEO or the other NEOs;
❖	Determined not to increase the target cash incentive opportunity of the CEO or the other NEOs;
❖
Delivered annual equity awards with increases in grant date fair values from fiscal 2014 awards (13% for the CEO and 26% for the other NEOs as a group) to align with the market increase in target equity award values; and

❖
Continued to structure the equity awards so that 60% of the target award value for the CEO, and 50% of the target award value for the other NEOs, was allocated to performance-based stock units (PSUs), with attainment linked to objectives critical to achieving both longer-term growth and nearer-term profitability, and ultimate delivery of shares subject to additional service (vesting) requirements.

These decisions resulted in an overall CEO compensation package whereby:

❖	75% of our CEO's target total direct compensation was in the form of equity, which linked his compensation directly to the value of our common stock; and
❖
Approximately 59% of our CEO's target total direct compensation, including cash incentive bonus and PSU awards, was completely “at-risk” based on our performance against measurable performance objectives.

CEO FY 2015 Target Total Direct Compensation Mix

At -Risk Performance-Based Compensation59%	Time-Based Compensation 41%	Base Salary

Time-Based Equity (RSUs)

Target Annual Cash Incentive

Performance-Based Equity (PSUs)

A detailed discussion relating to each element of executive compensation and the decisions summarized above is included in the “Elements of Compensation” below.

Executive Compensation Best Practices

The Committee’s fiscal 2015 executive compensation program reflects the following core governance principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests.

What We Do
☑
Ensure independence in establishing our executive compensation program. Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee relies upon input from a compensation consultant who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management.
☑
Align pay with performance. A significant portion of the potential compensation of our NEOs is not guaranteed but is linked to the achievement of short-term or long-term corporate and financial performance goals. We incorporate upside potential in our cash and equity incentive plans for outstanding performance and downside risk for under-performance.

☑	Align compensation with stockholder interests. We maintain compensation plans that are transparent, easily understood and meet fiduciary commitments to our stockholders.	☑
Impose a clawback policy. We maintain a compensation recoupment policy that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive compensation and severance benefit plan payments.

☑	Maintain stock ownership requirements. Like directors, our NEOs are subject to stock ownership requirements to align further the interests of our leadership with those of our stockholders.	☑
Assess risks relating to our executive compensation program. The Committee annually conducts a risk assessment to determine whether any of our executive or other compensation programs create risks that are reasonably likely to have a material adverse effect on Ciena.

What We Do (cont’d)
☑
Use rigorous performance goals. We use objective performance-based goals in our cash and equity incentive plans that are rigorous, directly aligned with the financial and operational objectives established in our strategic plan and our annual operating plan approved by the Board, and designed to motivate executive performance.

☑
Provide only a limited set of executive perquisites. Our NEOs are eligible for the same benefits as salaried employees and receive only limited perquisites, generally consisting of annual physical examinations as well as tax preparation and financial planning services, both of which are made available to other senior employees.

What We Don’t Do
☒	Offer income tax gross-ups. We do not provide income gross-ups for any compensation elements or personal benefits, except for certain limited expenses related to relocation.	☒	Provide excise tax gross-ups. We do not provide excise tax gross-ups for benefits under our change in control severance agreements.
☒
Permit “single trigger” change in control benefits. We do not provide for the payment of severance benefits based solely on a change in control of Ciena. Rather, our change in control severance agreements are “double trigger” arrangements that require a termination or constructive termination of employment directly prior to or following a change in control of Ciena before severance benefits are triggered.
☒
Allow for hedging or pledging of company stock. Our insider trading policy prohibits our NEOs and directors from pledging Ciena stock or engaging in short sales of Ciena stock and other similar transactions that could be used to hedge the risk or offset any decrease in the value of Ciena stock ownership.

Recent “Say on Pay” Vote

In addition to the compensation practices above, we provide stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers. See “Proposal No. 4” below for this year’s “say-on-pay” proposal. Last year, approximately 89% of the stockholder votes cast on this proposal were voted in favor of the proposal. The Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation and, as a result, did not set or change fiscal 2015 executive compensation as a direct result of last year’s stockholder vote. Management regularly engages with stockholders relating to executive compensation matters and expects to continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

The following discussion provides additional detail and analysis regarding the Committee’s specific decisions relating to compensation of our NEOs for fiscal 2015, including the background, considerations and other factors that influenced such decisions.

Participants and Comparative Framework

Participants in Compensation-Setting Process

Compensation Committee. The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of our executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Independent Compensation Consultant. In its annual review and determination of executive compensation, the Committee is assisted by Compensia, Inc., a national compensation consulting firm. Compensia is engaged directly by the Committee and, in order to maintain its independence, does not perform additional consulting or other services for Ciena or its management. The Committee assesses the independence of its compensation advisor on an annual basis. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Chief Executive Officer. Our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other NEOs. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, existing equity holdings, and compensation relative to other executive officers, as well as the peer group data, our CEO provides recommendations to the Committee with respect to the base salary, target bonus or commission percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that his input provides critical insight in evaluating their performance. Our CEO also provides the Committee with additional information regarding the effect of market or competitive forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function that they lead during the prior fiscal year. We have identified below, with regard to any particular NEO or element of compensation, whether the Committee’s assessment of our CEO’s recommendations or other qualitative factors significantly affected the compensation components or level of compensation awarded to such NEO.

Comparative Framework

Peer Group. In establishing a group of peer companies against which to compare existing and proposed executive compensation levels for fiscal 2015, the Committee considered that the existing peer group represented a relatively stable group of companies that served as a good comparator group for purposes of executive compensation. The Committee also recognized the high degree of alignment between the existing peer group and those companies considered to be our peers for executive compensation purposes by the major proxy advisory firms. Nevertheless, the Committee believed that it was important to conduct a full assessment of the peer group and requested that Compensia prepare an analysis of the suitability of the companies comprising the peer group. In reaching its peer group determination, the Committee sought to ensure strong comparability by requiring that each peer company meet at least three of the following criteria: the comparability of a company’s business within the communications industry to Ciena; amount of revenue; market capitalization; total headcount; and total stockholder return (“TSR”). The Committee used a screen for revenue with a range of 0.5 to 2.0 times Ciena’s revenue over the last four fiscal quarters, and a screen for market capitalization with a range of 0.3 to 3.0 times Ciena’s average market capitalization over the last 30 days prior to the analysis. Among the criteria, the Committee considered revenue as the criterion with the highest relevance in selecting peer companies for purposes of comparing compensation.

Following its analysis, the Committee determined to remove two companies (LSI and Tellabs) because they had been acquired during the previous year, and one company (Black Box) because it had fallen below the desired ranges for both revenue and market capitalization and had a negative one-year TSR. The Committee also determined to add three companies, all of which satisfied the quantitative measures and the industry criteria: Altera, a semiconductor company to replace LSI; CommScope Holding, a networking equipment peer that recently became a public company; and Frontier Communications, a U.S. network operator that is similar to another long-standing peer company, tw telecom. The Committee elected to retain the other 12 companies in the existing peer group. Based on this analysis, the Committee determined that the following peer group constituted an appropriate comparative reference for determining executive compensation in fiscal 2015 (the “Peer Group”):

Peer Group for Fiscal 2015 Executive Compensation
Altera Corporation	JDS Uniphase Corporation
Arris Group, Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	NETGEAR, Inc.
CommScope Holding Company, Inc.	Polycom, Inc.
EchoStar Corporation	tw telecom inc.
Finisar Corporation	ViaSat, Inc.
Frontier Communications Corporation	Xilinx, Inc.
F5 Networks, Inc.

At the time of the Committee’s assessment, Ciena compared to the Peer Group as follows:

Peer Group Comparison
	Revenue ($)*	Market Capitalization ($)	Headcount (#)	Total Stockholder Return (%)*
Peer Group Average	$2.50B	$5.22B	5,995	33%
Ciena	$2.22B	$2.40B	4,754	11%
Percentile of Peer Group	58%	15%	63%	20%
*over four fiscal quarters preceding assessment

The Committee noted that Ciena was above the 50th percentile of the proposed Peer Group for the revenue and headcount criteria and below the 50th percentile of the proposed Peer Group for the market capitalization and TSR criteria. The Committee believed that this represented a reasonable and appropriate balance among the key quantitative criteria, particularly given its view that revenue has the highest relevance in selecting peer companies for purposes of comparing compensation.

Market Data. As a comparative framework when determining executive compensation for our NEOs, the Committee uses public filings, compensation surveys such as the Radford High Technology Executive Compensation Survey and the IPAS Global High Technology Survey, and other published market data relating to comparable executive positions in the Peer Group (collectively, the “Market Data”). In considering the Market Data, the Committee recognizes that executive officers in different companies can play different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, the Market Data does not yield qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Market Data is just one of a number of factors used by the Committee in determining executive compensation levels and it serves as a frame of reference for compensation.

Qualitative Factors. In any given year, and for any particular NEO, the Committee may consider a range of subjective or qualitative factors, including:

❖	the role the executive plays and the importance of such individual to our business strategy and objectives;

❖	differences in each executive’s tenure and experience;

❖	the responsibilities and particular nature of the functions performed or managed by the executive;

❖	our CEO’s recommendations and his assessment of the executive’s performance;

❖	the risk that such individual would leave Ciena if not appropriately compensated and motivated; and

❖	the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Rather, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

In determining fiscal 2015 executive compensation, and in addition to the assessment of the Market Data and other specific factors described in the below discussion of the individual elements of compensation, the Committee broadly considered the following qualitative factors in making its compensation decisions for each NEO:

❖
Gary B. Smith. The Committee considered that Mr. Smith, having successfully served as our CEO for over 14 years, is one of the longest-tenured CEOs in the telecommunications industry. Mr. Smith had continued to demonstrate outstanding strategic leadership of and direction for Ciena, strong leadership of our executive team and effective communications with our various external stakeholders, all of which resulted in the fiscal 2014 business and financial performance described in the “Overview” above. He also successfully recruited and on-boarded a new member of the Board of Directors during the year. The Committee recognized that, given his tenure, track record and experience, Mr. Smith is a highly desirable CEO and thus a potential candidate for recruitment by other companies.

❖
James E. Moylan, Jr. Our CEO and the Committee believed that Mr. Moylan in his capacity as CFO continues to maintain excellent relationships and communications with the financial community and our stockholders. He provided effective management and leadership over the finance and accounting, global business operations, information technology, internal audit, investor relations, tax and treasury organizations. He made outstanding progress in solidifying our capital structure, including the successful implementation of a new senior secured term loan facility and an amendment of our existing asset-based credit facility. Mr. Moylan also continued to lead the critical project to upgrade our corporate enterprise resource planning (ERP) system, and to serve as an executive co-sponsor of our enterprise risk management program.

❖
François Locoh-Donou. Our CEO and the Committee believed that Mr. Locoh-Donou demonstrated strong leadership and management of our Global Products Group, which encompasses the global engineering, supply chain, product line management, quality, and product marketing and solutions organizations. In particular, he led the GPG team in expanding our packet capabilities across the product portfolio, introducing the 8700 Packetwave platform, creating a new internal software division, and carefully managing R&D spend to improve the company’s operating leverage. In addition, Mr. Locoh-Donou successfully focused on improving the experience for our customers through the development of converged solutions and improvement in delivery lead times.

❖
Philippe Morin. Mr. Morin was considered by our CEO and the Committee as having led our Global Field Organization to a successful year in fiscal 2014. In addition to the excellent supplier and market share rankings from the industry analysts and the other business and financial performance set forth in the “Overview” above, Mr. Morin led the GFO team in gaining momentum with our strategic partnership with Ericsson, expanding our relationship with the largest multiservice operator outside of North America, and successfully growing our year-over-year international revenue. The Committee recognized that this sales performance occurred in the context of volatile customer spending and intense competition within our industry sector.

❖
David M. Rothenstein. Mr. Rothenstein was regarded by our CEO and the Committee as having demonstrated strong performance as General Counsel and Secretary, including having successfully bolstered our Compliance & Ethics program, revised our Code of Business Conduct and Ethics, managed various commercial engagements with key customers, improved the intellectual property rights function, and led the negotiation for the development and lease of a new R&D facility in Ottawa, Canada. Mr. Rothenstein also continued to serve as the chair of our Disclosure Committee and our Corporate Compliance Committee, and as an executive co-sponsor of our enterprise risk management program.

Internal Equity. The Committee seeks to promote teamwork among, and high morale within, our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers each fiscal year, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible senior employees.

Elements and Mix of Compensation
The compensation of our executive officers, including our NEOs, includes three principal elements:

❖	annual base salary;
❖	annual performance-based cash incentive bonuses; and
❖	long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either at risk or otherwise subject to performance. Nevertheless, as illustrated by the charts below, the Committee continued to structure executive compensation in fiscal 2015 so that a significant portion of the target total direct compensation of our CEO and the other NEOs was “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. Approximately 59% of our CEO’s target total direct compensation for fiscal 2015 was structured as performance-based. By linking a significant portion of our executives’ compensation to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

* Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and grant date fair value of fiscal 2015 equity awards.

Cash Compensation

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. Establishing base salaries that reflect the performance, skill set and value of executive talent in the competitive marketplace is an important element in attracting, retaining and rewarding our executive officers.

The Committee considered that the Market Data showed that the existing base salaries of the NEOs as a group, other than our CEO, was at or above the market median at the time, with variance by individual executive. Specifically with respect to Mr. Smith, the Committee noted that his fiscal 2014 base salary approximated the 35th percentile of chief executive officers’ base salaries in the Peer Group. However, he had received an increase in his base salary in fiscal 2014, and the Committee agreed that it would be inappropriate at that time (but not necessarily in the future) to consider a base salary increase for him in two consecutive fiscal years. Accordingly, the Committee determined not to increase the base salaries for the CEO and the other NEOs, as set forth below (in Canadian dollars, for Mr. Morin).

Annual Base Salary

	Annual Base Salary ($)
Name	Fiscal 2014	Fiscal 2015	Percentage Increase
Gary B. Smith	$800,000	$800,000	—%
James E. Moylan, Jr.	$450,000	$450,000	—%
François Locoh-Donou	$420,000	$420,000	—%
Philippe Morin	$500,000	$500,000	—%
David M. Rothenstein	$400,000	$400,000	—%

Annual Cash Incentive Opportunity

We use performance-based cash incentive bonuses to motivate our executive officers and to incent the achievement of financial, strategic and operational objectives that are closely aligned with the annual operating plan approved by the Board. The Committee believes that its use of these objectives promotes executive focus on annual financial and operating results. Moreover, use of an incentive cash component of executive compensation enables target total cash compensation to remain competitive, while providing a significant portion of this target compensation in the form of an “at risk,” performance-based component. Performance-based cash payments are expressed as a percentage of annual base salary. Because of this correlation, the Committee typically looks at base salary and annual cash incentive compensation in combination, and considers the effect modifications to either such element have on the “target total cash compensation” for each individual. The Committee considers potential incentive payments to each NEO at the “target” level (as reflected in “Annual Cash Incentive Plan” below), together with base salary, in determining the “target total cash compensation” payable to each executive.

The Committee reached a similar conclusion with respect to the target total cash compensation for our NEOs as with base salaries. Specifically, the Market Data showed that, other than our CEO, their total cash compensation as a group, if fully paid at the target level, was at or above the market median of the Peer Group. Although Mr. Smith’s target total cash compensation approximated the 35th percentile of the Peer Group, the Committee determined not to increase the same for the reasons discussed in “Base Salary” above. Accordingly, the Committee determined not to increase the target cash incentive opportunities for the NEOs, as set forth below.

Annual Cash Incentive Opportunity

	Target Cash Incentive Compensation (as percentage of base salary)
Name	Fiscal 2014	Fiscal 2015	Percentage Increase
Gary B. Smith	125%	125%	—%
James E. Moylan, Jr.	85%	85%	—%
François Locoh-Donou	85%	85%	—%
Philippe Morin	85%	85%	—%
David M. Rothenstein	70%	70%	—%

Annual Cash Incentive Bonus Plan

Full-time employees, excluding our employees who receive sales commissions, generally are eligible to participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance objectives established by the Committee and is used as the mechanism for delivering the annual cash incentive opportunity discussed above. The bonus plan, which is more fully described in the “Grants of Plan-Based Awards” section of the “Executive Compensation Tables,” provides the Committee with the flexibility to establish corporate, departmental or individual performance objectives upon which bonus payments are contingent.

We have structured the bonus plan to incent our executive officers to achieve both a set of clearly defined corporate performance goals and a specific financial goal, which again was our aggregate adjusted operating income for the fiscal year. As described below, the payout percentage under the bonus plan is determined by multiplying the level of achievement of the corporate performance goals by a multiplier based on the level of achievement of our adjusted operating income target.

Corporate Performance Goals	×	Operating Income Multiplier	=	Bonus Payout Percentage

Fiscal 2015 Structure. In considering the design of the annual cash incentive bonus plan for fiscal 2015, the Committee determined to make two structural changes from the fiscal 2014 bonus plan to achieve the plan’s compensatory objectives and to align with both the operating imperatives and the financial objectives set forth in our fiscal 2015 annual operating plan.

The first change related to the plan’s funding mechanism. In fiscal 2014, to support our focus on achieving improved profitability on an adjusted basis, the Committee elected to fund the bonus plan at only 85% of target and therefore pay 85% of the bonus payout earned for that year. As a result, although we achieved 88% of the targeted performance goal in fiscal 2014, the NEOs received a bonus payout of 75% of target (88% x 0.85). Having achieved its objective in fiscal 2014, and based upon the recommendation of management in the context of our fiscal 2015 annual operating plan, the Committee determined to fully fund the bonus plan at 100% of target for fiscal 2015.

The second change related to the payout-for-performance structure under the incentive bonus plan. We typically incorporate a 1-to-1 payout-for-performance slope in the plan. For fiscal 2015, however, based on the 100% plan funding decision above, the Committee designed the plan with a 1.5-to-1 payout-for-performance slope, which changed the allocation between our employees and stockholders of the relative risk and corresponding profit of under-performance and over-performance against our operating targets. As a result of this structure, our employees would receive a lower comparative share of the company’s profit in the event of under-performance against our operating targets, and a higher comparative share of the profit in the event of over-performance against those targets. Overall, the fiscal 2015 bonus plan was designed to balance and align the interests of our employees and stockholders, while incentivizing the company’s workforce to drive toward improved profitability and stockholder return.

The multiplier expressed as a percentage of the target bonus payable to eligible employees, including the NEOs, at each of the threshold, target and maximum levels in fiscal 2015 (as compared to fiscal 2014) is set forth in the following table, with payments interpolated for performance results falling between the designated levels.

Cash Incentive Bonus Plan Structure

	Fiscal 2014		Fiscal 2015
	Performance Goal Achieved	Target Bonus Payable (Paid at 85%)	Performance Goal Achieved	Target Bonus Payable
“Threshold”	10%	10%	50%	25%
“Target”	100%	100%	100%	100%
“Maximum”	≥200%	200%	≥150%	175%

Fiscal 2015 Performance Goals. In establishing the applicable performance goals for the fiscal 2015 cash incentive bonus plan, the Committee sought to align our operating imperatives and financial objectives to support both our long-term strategic transformation and our near-term profitability targets. The Committee determined to use a combination of ten corporate goals, together with a multiplier based on the adjusted operating income target set forth in our fiscal 2015 annual operating plan, to determine the applicable bonus funding percentage, with calculation of the total bonus payout percentage as reflected below. The Committee elected to use the same performance goals for all eligible employees, including our NEOs, in order to align the interests throughout our employee base and to promote teamwork and morale.

Corporate Performance Goals	×	Operating Income Multiplier	=	Bonus Payout Percentage

Number of Goals Achieved	Percent of Total Target Bonus Earned	Percent Performance Against Target	Multiplier

0 - 2	0%	<50%	0.000x
3	30%	50%	0.250x
4	45%	75%	0.625x
5	60%	100%	1.000x
6	75%	125%	1.375x
7	90%	>150%	1.750x
8 - 10	100%

For illustrative purposes only and by way of example, if we had achieved eight of the ten corporate performance goals, with financial results equaling 75% of the adjusted operating income target, the applicable percentage for payment of cash incentive awards would have been 62.5% (which is calculated by multiplying 100% x 0.625).

Corporate performance goals. The fiscal 2015 corporate performance goals were as follows:

Role Expansion
Complete the commercial availability and market launch of key product deliverables for our Converged Packet Optical platforms

Complete the commercial availability and market launch of a key product deliverable relating to our WaveLogic coherent optical chipset

Secure a defined number of new customer wins (each with a defined minimum forecasted 12-month spend) for our 8700 Packetwave Platform

Complete the commercial availability and market launch of Agility Matrix and SDN multi-layer WAN controller

Reach Expansion
Secure a defined number of new customer wins (each with a defined minimum forecasted 12-month spend) through our partnership with Ericsson

Achieve a defined sales orders target for the Web 2.0 / Webscale customer market vertical

Achieve a defined Enterprise sales orders target through Managed Service Providers, Solution Providers and Cloud Providers

Business Transformation	Deliver functionality to enable successful completion of a certain testing phase for the future upgrade to our corporate ERP system

Margin Expansion	Achieve an aggregate cost reduction target across our overall product portfolio

Financial	Achieve a defined cash flow target

In connection with our announcement in May 2015 of the definitive agreement to acquire Cyan, Inc., a leading provider of SDN, NFV and metro packet-optical solutions, the Committee considered the impact of that acquisition on the fiscal 2015 corporate goals. Specifically, management advised that the diversion of IT resources relating to the then-pending Cyan acquisition (which subsequently closed on August 3, 2015) would require a three-month delay of the corporate ERP upgrade project, and, as a direct result, the existing business transformation objective could not be achieved within the year as previously expected. Management also emphasized the importance of ensuring the proper integration of Cyan’s employees after closing, particularly with respect to the ERP infrastructure and systems. Accordingly, in May 2015 the Committee determined to adjust the business transformation objective as follows: (i) deliver functionality to enable successful completion of an earlier testing phase for the future corporate ERP system upgrade; and (ii) build out the necessary ERP infrastructure and systems to support the integration of Cyan at closing.

Financial goal. With respect to the corporate financial goal, the Committee has used an “adjusted operating income” target under the plan for the past several years and continues to believe that this performance-based measure provides a comprehensive and effective indicator of our operating performance. The Committee also recognized that the adjusted operating income measure, which gives effect to certain adjustments to our GAAP results generally consistent with those reported in our quarterly earnings releases, is one of the most important and frequently reviewed metrics used by our CEO and executive team in managing our business. The adjusted operating income target for fiscal 2015 was $223.0 million in the aggregate, after taking into account the cost of the incentive bonus plan.

Impact of Cyan acquisition. In connection with the Cyan acquisition, the Committee considered whether to adjust the existing corporate performance goals and the financial goal under the incentive bonus plan to incorporate the projected impact of Cyan’s business on those goals. Given the timing of the closing of the acquisition so late in our fiscal year and, with the exception of the business transformation objective discussed above, the desire not to adjust the existing goals during the middle of the fiscal year, the Committee determined to exclude the financial contribution of the business acquired from Cyan in calculating performance under the bonus plan.

Attainment of Fiscal 2015 Cash Incentive Bonus. Ciena successfully achieved nine of the ten annual corporate performance goals described above, with adjusted operating income of $243.8 million in the aggregate for the fiscal year as compared to the target of $223.0 million. As discussed above, adjusted operating income used for purposes of measuring attainment of the fiscal 2015 cash incentive bonus excludes the financial contribution of the acquired Cyan basis, and takes into account the cost of the incentive bonus plan and other adjustments to GAAP results consistent with Ciena’s reported earnings. Based on the payout-for-performance slope described above, and after taking into account the cost of the bonus plan, this annual operating income performance resulted in application of a 1.07x multiplier. As a result, the NEOs earned and were awarded a bonus equal to 107% (100% x 1.07) of the annual target bonus percentage.

Target Total Cash Compensation

The Committee’s decisions with respect to annual base salaries and annual, performance-based cash incentive opportunities for fiscal 2015 did not result in any changes to target total cash compensation for the NEOs, as set forth below (in Canadian dollars, for Mr. Morin).

Target Total Cash Compensation

	Target Total Cash Compensation ($)
Name	Fiscal 2014	Fiscal 2015	Percentage Increase
Gary B. Smith	$1,800,000	$1,800,000	—%
James E. Moylan, Jr.	$832,500	$832,500	—%
François Locoh-Donou	$777,000	$777,000	—%
Philippe Morin	$925,000	$925,000	—%
David M. Rothenstein	$680,000	$680,000	—%

The amounts in the table above represent target total cash compensation for fiscal 2014 and fiscal 2015. For amounts actually earned or received by our NEOs during fiscal 2015, see “Summary Compensation Table” in the “Executive Compensation Tables” below.

Equity Compensation

We have historically relied heavily on equity-based compensation as a key component of our executive compensation program. The Committee believes that meaningful equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives and a strong incentive for corporate performance and stockholder return. For the past several years, the Committee has relied upon long-term equity awards to balance the shorter-term focus of the cash incentive bonus plan. The Committee believes that this structure not only rewards the achievement of longer-term business objectives that benefit our stockholders but also serves to retain a successful executive team.

Context for Determining Fiscal 2015 Equity Compensation

Over the previous two years, in establishing executive equity compensation, the Committee had focused on the market competitiveness and the longer-term retentive value of such compensation for the executive officers. Specifically, the Committee had been concerned that the target equity values were lagging the market and the intended retentive value or “glue” of prior equity awards was insufficient for purposes of encouraging appropriate retention of the executive officers, and in particular our CEO. Accordingly, in the past two years the Committee had sought to establish equity compensation for the executives that was more commensurate both with Ciena’s outstanding business and financial performance during that time period and with similarly situated executives in the Peer Group.

For fiscal 2015, as with the elements of cash compensation, Compensia prepared an analysis of target equity values for our executive officers. Based on the Market Data, and for the first time in several years, the overall average target equity value for the NEOs was at the mid-point of our target value range between the 50th and 75th percentiles of the market. Specifically, Mr. Smith was at the 65th percentile of chief executive officers in the Peer Group, and the other NEOs were aligned between the 50th and 75th percentiles for the target value granted to similar executives in the Peer Group. Consequently, the Committee believed that it had made progress in improving the retention profile of our executive officers, and in aligning their equity-based compensation with the market and with our stockholders in driving the company’s long-term performance.

At the same time, however, the Market Data for fiscal 2015 showed that market annual equity values increased substantially year-over-year, with an overall average 18% increase in value from the previous year. The market annual equity value for chief executive officers increased by 25% during that period, and the market annual equity value for all other executives increased by an average 14%. The Committee determined that, after finally aligning executive equity compensation with the Peer Group and with Ciena’s strong performance in fiscal 2014, it was important to ensure that equity compensation for our executives for fiscal 2015 kept pace with that of similarly situated executives in the Peer Group. The Committee also considered Ciena’s strong fiscal 2014 business and financial performance described in the “Overview” above and the qualitative factors for each individual executive described in “Qualitative Factors” above. Taking all of these factors together, the Committee believed that it was appropriate to consider a reasonable increase in the individual and aggregate target equity values for the NEOs.

Process for Determining Fiscal 2015 Equity Compensation

In establishing equity compensation for fiscal 2015, and consistent with past practice, the Committee determined to use a target value range between the 50th and 75th percentiles for the value delivered to similar executives in the Peer Group. Based on Compensia’s analysis, our CEO prepared recommendations for target equity values for each of the NEOs (other than himself) for the Committee’s consideration.

In determining fiscal 2015 equity compensation, and in addition to the factors described above, the Committee considered, among other things, the following:

❖
our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the role and contribution of each position and any concerns with respect to retaining the individual;

❖	the existing, unvested equity holdings of each person and assumptions relating to future values;
❖
the potential impact of awards at the target equity values on key compensation governance metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

❖	the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices; and
❖	the number of shares remaining available for issuance under the 2008 Plan.
The Committee made its own similar evaluation for our CEO, based upon its assessment of his responsibilities, performance, experience and value to Ciena, as well as consideration of the qualitative factors described in “Qualitative Factors” above.

Equity Award Allocation and Design

To ensure proper alignment between the compensation of our NEOs and Ciena’s performance, the Committee decided to use the same equity allocation in fiscal 2015 as in the previous year. Specifically, 60% of our CEO’s equity award was allocated to PSUs and 40% was allocated to RSUs. And, for the other NEOs, 50% of the awards were allocated to PSUs and 50% were allocated to RSUs.

RSUs. The Committee determined to use its standard four-year vesting period for the RSUs - one-sixteenth of the grant amount vesting each calendar quarter over a four-year period - in order to promote long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive measures used in setting cash incentive bonus awards.

PSUs. The Committee designed the PSUs with a fiscal 2015 performance period. In so doing, the Committee sought to achieve a balance between the desire to incorporate a specific performance-based component in the long-term incentive compensation for the executive officers with an acknowledgment of the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and a volatile sector of the telecommunications industry. Although the Committee carefully considered the implications of using a one-year performance period for its long-term incentive compensation, it ultimately determined that any related issues were outweighed by the desire to avoid any unintended consequences of motivating the wrong behavior or limiting Ciena’s flexibility as a result of outdated or inapplicable long-term goals. In recognition of the one-year performance period, however, the Committee incorporated a long-term retention element to the performance equity compensation, whereby any shares that were earned under the PSUs during the fiscal 2015 performance period would be subject to a staggered vesting and delivery schedule in three equal installments over the two years following the fiscal 2015 performance period, subject to the individual executive’s continued service with Ciena. In establishing this design, the Committee was influenced by the fact that it had been using the same design for the past several years and that it had proved extremely successful in helping to achieve the Committee’s desired objectives for both company performance and long-term incentive compensation for our executives.

In establishing performance goals and related target levels for the PSUs, the Committee intended to align the interests of the executive officers with those of our stockholders by focusing their efforts on ensuring the long-term growth of our business while achieving increased profitability in the near-term. The Committee sought to avoid any overlap between the goals for the cash incentive bonus plan and the long-term equity compensation for the executive officers. Accordingly, the PSUs were to be earned based on two goals for fiscal 2015, each of which was derived directly from the targets set forth in our fiscal 2015 annual operating plan approved by the Board of Directors:

❖	Achievement of the fiscal 2015 adjusted gross margin percentage target; and
❖	Achievement of the fiscal 2015 aggregate sales orders target.
Because of the criticality of gross margins to the Company’s objective of driving improved operating leverage from our business in fiscal 2015 and beyond, the Committee elected to weight two-thirds of the PSUs to the gross margin percentage goal and one-third of the PSUs to the sales orders goal. The Committee considered the prospects for attainment and non-attainment of the PSU performance goals to be equally likely.

Any portion of the PSUs not earned by the end of the performance period would be forfeited. The PSUs were designed such that 100% of the shares underlying the award would be earned upon the achievement of 100% of both the gross margin percentage target and the sales orders target. Consistent with our pay-for-performance philosophy, and to closely align the interests of the executive officers with our stockholders and to further incentivize them to overachieve against our fiscal 2015 operating plan, we incorporated upside earning potential to the PSUs for extraordinary performance and downside risk for under-performance against each of the two goals. Specifically, the Committee established the following minimum performance thresholds and maximum number of additional PSUs that could be earned for achievement against the gross margin percentage and sales orders targets, as set forth in the table below:

Fiscal 2015 PSU Performance Goals
	Adjusted Gross Margin Percentage (2/3 of Total PSUs)		Aggregate Sales Orders (1/3 of Total PSUs)
	Adjusted Gross Margin	Target PSUs Earned	Aggregate Sales Orders ($B)	Target PSUs Earned
	< 40.0%	0%	< $2.25	0%
“Threshold”	40.0%	37.5%	$2.25	60%
“Target”	42.5%	100%	$2.50	100%
“Maximum”	> 44.5%	200%	> $2.75	150%

Based on the weighting of the two goals and the above table, the maximum amount of PSUs that could be earned was 183.5% of the total shares underlying the award.

Equity Award Values

For the reasons set forth in both the “Overview” and “Context for Determining Fiscal 2015 Equity Compensation” above, the Committee established target values of the fiscal 2015 equity awards for the NEOs that represented a 6% year-over-year aggregate increase in target value and a 19% year-over-year aggregate increase in grant date fair value, as follows:

❖
CEO. The target value of Mr. Smith’s fiscal 2015 equity award was identical to that of fiscal 2014. However, because Ciena’s stock price on the grant date was significantly higher than its average closing stock price over the 30 days prior to the grant date — which latter price was used to calculate the number of shares granted — Mr. Smith’s equity award represented a 13% year-over-year increase in grant date fair value. The Committee considered this equity award to be reasonable and appropriate, especially considering that the Market Data showed that the annual equity value for chief executive officers increased by 25% over the previous year. Mr. Smith’s fiscal 2015 grant date fair value resulted in target total direct compensation that was only 1.25 times the then-current median for chief executive officers in the Peer Group and only 1.15 times the then-current median for chief executive officers in the peer group selected by ISS.

❖
Other NEOs. The aggregate target value of the fiscal 2015 equity awards to the other NEOs represented a 12% year-over-year increase in target value and a 26% year-over-year increase in grant date fair value. In addition to the reasons set forth above, the Committee believed that the aggregate increase was appropriate for two further reasons. First, the other NEOs had not received an increase in equity value in the previous year. In fact, the fiscal 2014 equity awards for the same executives represented a 14% year-over-year decrease in grant date fair value. Second, the Market Data showed that the annual equity values for all executives increased, in some cases substantially, from fiscal 2014 to fiscal 2015. The increased awards were specifically designed to align the equity compensation of our executives with those market increases in value.

Based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, the individual target equity values established by the Committee were calculated into a specific number of shares of our common stock underlying each equity award, with the corresponding grant date fair values, as set forth below:

Fiscal 2015 Annual Equity Awards
Name	Total Shares Underlying Award (#)	Grant Date Fair Value ($)
Gary B. Smith	299,220	$5,562,500
James E. Moylan, Jr.	83,780	$1,557,470
François Locoh-Donou	83,780	$1,557,470
Philippe Morin	83,780	$1,557,470
David M. Rothenstein	53,860	$1,001,257

Attainment of Fiscal 2015 PSUs

As set forth in the “Fiscal 2015 PSU Performance Goals” table above, the fiscal 2015 adjusted gross margin percentage target was 42.5% and the fiscal 2015 aggregate sales orders target was $2.50 billion. In assessing Ciena’s performance against those two performance goals, as with the determination of performance under the fiscal 2015 incentive bonus plan, the Committee determined to exclude the financial contribution of the business acquired from Cyan. Even excluding the contribution of the Cyan business, Ciena had an outstanding year of financial performance in fiscal 2015. Ciena reported an adjusted gross margin percentage of 44.9% in fiscal 2015, and therefore 200% of the PSUs allocated to that goal were earned. Ciena also generated aggregate sales orders of $2.64 billion in fiscal 2015, and therefore 128% of the PSUs allocated to that goal were earned. Based on the weighting of the two goals, approximately 176% of the total PSUs were earned. One-third of those PSUs vested in December 2015, and the remainder of the earned PSUs will vest in equal installments in December 2016 and December 2017.

The actual number of shares of our common stock underlying the fiscal 2015 PSUs that were earned by the NEOs is set forth below. Because Mr. Morin resigned prior to the initial vesting date for the fiscal 2015 PSUs, the shares underlying his award were forfeited.

Fiscal 2015 PSU Shares Earned
Name	Total PSU Shares Earned (#)
Gary B. Smith	316,401
James E. Moylan, Jr.	73,824
François Locoh-Donou	73,824
David M. Rothenstein	47,457

Equity Grant Practices

We apply a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our NEOs are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. The Committee generally meets, approves and grants annual equity awards to the executive officers shortly after Ciena’s release of earnings for the fourth quarter and fiscal year. This practice began in fiscal 2007 and continued for annual equity awards in fiscal 2015, with the fourth quarter earnings release on December 11, 2014 and executive and non-executive awards granted on December 17, 2014.

Supplemental Performance Equity Award to Mr. Rothenstein

In establishing fiscal 2015 executive compensation, our CEO and the Committee considered that Mr. Rothenstein, in addition to his duties and responsibilities as General Counsel, had recently assumed leadership of and responsibility for defining and implementing a strategic, cross-functional approach to corporate infrastructure cost optimization, including with respect to real estate, information technology and human resources. Based upon the recommendation of our CEO, the Committee desired to link closely Mr. Rothenstein’s pay with performance of this additional responsibility over the next several years. Accordingly, the Committee established a target equity value to be delivered, which was then calculated into a specific number of shares of our common stock, based on the trailing 30-day average of Ciena’s closing stock price prior to the date of grant. Based on this approach, in December 2014 the Committee approved a supplemental PSU award to Mr. Rothenstein of 17,950 shares of our common stock, which award had a grant date fair value of $333,690. One-third of the grant amount may be earned at the end of each of fiscal years 2015, 2016 and 2017 based on achievement of a pre-determined performance goal for such fiscal year to be established by the Committee, with vesting of any PSUs earned to occur on December 20 following the relevant fiscal year. For fiscal 2015, the performance goal established by the Committee related to (i) achieving a defined target of annual cost savings from reductions or modifications to our corporate real estate portfolio and (ii) defining and launching our global workplace flexibility program. There was no upside opportunity related to this performance goal. The Committee determined that this performance goal was achieved in fiscal 2015, and therefore one-third of the supplemental PSUs awarded to Mr. Rothenstein were earned and vested in December 2015.

None of the other NEOs received a supplemental equity award during fiscal 2015.

Previous Performance Equity Awards to Messrs. Locoh-Donou and Morin

As previously disclosed in fiscal 2011, the Committee awarded PSUs of 29,865 shares of our common stock each to Messrs. Locoh-Donou and Morin in connection with certain new role appointments effective as of August 1, 2011 (the “2011 PSUs”). One-third of the 2011 PSUs were eligible to be earned at the end of each of fiscal years 2013, 2014 and 2015 based on achievement of a financial goal for such fiscal year determined by the Board of Directors in advance of such fiscal year, with vesting of any earned portion of the 2011 PSU to occur in December following the relevant fiscal year. Any portion of the 2011 PSUs not earned by the end of the applicable performance period was to be forfeited and returned to the 2008 Plan. In October 2014, the Committee determined that the fiscal 2015 financial goal for the 2011 PSUs would be achievement of the aggregate adjusted operating income target set forth in our fiscal 2015 annual operating plan. The Committee also determined to structure the 2011 PSUs for fiscal 2015 such that 100% of the applicable portion of the PSUs would be earned upon achievement of 100% of the operating income target, with a minimum threshold performance level of 10% of such target and no upside opportunity. As noted above, excluding the fourth quarter contribution from the business acquired by Cyan, Ciena achieved adjusted operating income of $243.8 million in the aggregate for fiscal 2015. Accordingly, 100% of the one-third portion of 2011 PSUs relating to the fiscal 2015 performance period (9,955 shares) was earned by Mr. Locoh-Donou and such amount vested in December 2015. Under the terms of the applicable stock unit agreement, in connection with Mr. Morin’s resignation from employment prior to the vesting date, one-third of his 2011 PSUs were forfeited.

Promotion of Mr. Locoh-Donou

In August 2015, we appointed Mr. Locoh-Donou as our Senior Vice President and Chief Operating Officer, effective as of November 1, 2015. In this newly created position, Mr. Locoh-Donou assumed responsibility for our Global Field Organization, including the global sales and services functions, while retaining his existing responsibility for our research and development, product line management, supply chain and network integration functions. In determining Mr. Locoh-Donou’s new compensation package, the Committee considered a number of factors, including the significance and criticality of his new role and function to Ciena’s future success, his industry experience, his institutional knowledge of and past management experience within Ciena, the need to provide sufficient incentive and retention value to an accomplished and well-regarded senior executive, and his proposed compensation in comparison to that of Ciena’s other executive officers. Accordingly, in October 2015, the Committee approved Mr. Locoh-Donou’s new compensation package for fiscal 2016, consisting of: a $525,000 annual base salary; continued eligibility for a target bonus of up to 85% of his base salary under the incentive bonus plan; and a promotion RSU award of 65,331 shares of our common stock, which award was granted in fiscal 2016 and had a grant date fair value of $1,577,090. One-third of the shares underlying the RSU award will vest on each of December 20, 2017, December 20, 2018 and December 20, 2019, provided that he remains an employee on each such date. The promotion RSU award was in addition to Mr. Locoh-Donou’s annual equity awards.

Other Elements of Compensation Program

U.S. Executive Severance Benefit Plan

We maintain a U.S. Executive Severance Benefit Plan as part of our efforts to continue to enable the attraction and retention of top executive talent. This plan, which is governed by the Employee Retirement Income Security Act of 1974, as amended, provides certain U.S.-based employees, including the NEOs and employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause.” For additional information about the severance benefits payable under this plan, as well as the estimated value of these benefits, see “Payments Upon Involuntary Separation of Service for Other than Cause” below.

“Double Trigger” Change in Control Severance Agreements

Each of the NEOs has a change in control severance agreement with Ciena. We have entered into these agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards, the NEOs receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 90 days prior to or 12 months following the effective date of the change in control transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

For additional information about the severance benefits payable under these agreements, as well as the estimated value of these benefits, see “Potential Payments upon Termination or Change in Control” below.

Compensation Recoupment Policy

We maintain a recoupment or “clawback” policy that applies to equity incentive awards under our 2008 Plan, annual cash incentive plan awards, and sales incentive compensation. This policy provides for recoupment of certain benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. Specifically, those executive officers subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and any other recipient of covered incentive compensation who knowingly engaged in such misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, is required to reimburse Ciena the amount of any payment in settlement of such award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

We maintain a policy requiring the NEOs to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. The annual dues for each of the three executive officers named individually on club memberships used by Ciena generally range from $8,000 to $15,000.

Stock Ownership Guidelines

To align the interests of our executive officers and directors with those of our stockholders, and to promote our commitment to sound corporate governance, the Board has established stock ownership guidelines for the NEOs as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above.

Prohibition Against Pledging and Hedging Transactions

In accordance with our Insider Trading Policy, and as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above, our executive officers and directors are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to IRS guidance, the three other most highly compensated executive officers of Ciena (other than the CFO). There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. We have the ability under our 2008 Plan to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not as significant a concern as it might otherwise be, and we do not focus on meeting the requirements of Section 162(m) at the expense of the stated goals of our compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s Annual Report on Form 10-K for fiscal 2015 by reference from this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin
Patrick T. Gallagher

EXECUTIVE COMPENSATION TABLES

The following tabular information, accompanying narrative disclosure and footnoted detail provide compensation-related information for our NEOs as of the end of fiscal 2015. These executive compensation tables include all compensation awarded to or earned by each NEO for the fiscal years indicated below in which they served as an executive officer. Mr. Morin resigned as an officer and employee of Ciena, effective as of November 1, 2015, the beginning of our fiscal 2016. Mr. Locoh-Donou, who was appointed as our Senior Vice President and Chief Operating Officer effective as of November 1 2015, served as our Senior Vice President, Global Products Group during fiscal 2015.

Summary Compensation Table

The Summary Compensation Table below presents compensation earned by our Named Executive Officers for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.
Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)
Gary B. Smith	2015	$800,576	—	$5,562,500	—	$1,070,000	$15,547	$7,448,623
President and CEO	2014	$788,076	—	$4,934,689	—	$749,000	$17,100	$6,488,865
	2013	$750,576	—	$3,746,093	—	$937,500	$19,854	$5,454,023

James E. Moylan, Jr.	2015	$450,576	—	$1,557,470	—	$409,275	$7,950	$2,425,271
Sr. V.P., Finance and CFO	2014	$450,576	—	$1,233,782	—	$286,493	$7,650	$1,978,501
	2013	$450,576	—	$1,560,872	—	$382,500	$7,650	$2,401,598

François Locoh-Donou	2015	$420,538	—	$1,557,470	—	$381,990	$10,103	$2,370,101
Sr. V.P., Global Products Group	2014	$420,538	—	$1,233,782	—	$267,393	$6,989	$1,928,702
	2013	$409,273	—	$1,300,935	—	$315,000	$5,300	$2,030,508

Philippe Morin	2015	$407,641	—	$1,557,470	—	$366,483	$42,478	$2,374,072
Sr. V.P., Global Sales & Field Operations	2014	$463,718	—	$1,233,782	—	$291,936	$2,751	$1,992,187
	2013	$495,361	—	$1,300,935	—	$367,869	$2,943	$2,167,108

David M. Rothenstein	2015	$400,512	—	$1,334,948	—	$299,600	$7,950	$2,043,010
Sr. V.P., General Counsel and Secretary	2014	$400,512	—	$789,480	—	$209,720	$7,650	$1,407,362
	2013	$387,994	—	$1,300,935	—	$280,000	$9,244	$1,978,173
_______________________________________

(1)
Ciena has a 52 or 53-week fiscal year, which ends on the Saturday nearest to the last day of October in each year. Ciena’s fiscal 2015, 2014 and 2013 each consisted of a 52-week period. Salary information for fiscal 2015 reflects Mr. Morin’s salary paid in Canadian Dollars and converted to U.S. dollars based on the average exchange rate for the applicable fiscal year.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if the shares underlying these awards were vested and delivered on the grant date. Aggregate amounts do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement. Aggregate grant date fair values reported above will likely vary from the actual amount ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date. Assuming the maximum future payout under the PSUs, however, the aggregate grant date fair value in the “Stock Awards” column above for fiscal 2015 would have been $8,349,308, $2,207,711, $2,207,711, $2,207,711, and $1,752,981 for each of Messrs. Smith, Moylan, Locoh-Donou, Morin and Rothenstein, respectively. See the “Grants of Plan-Based Awards” table below for information relating to restricted stock unit and performance stock unit awards granted during fiscal 2015 under our 2008 Plan.

(3)	Non-Equity Incentive Plan Compensation reflects amounts earned by each Named Executive Officer under Ciena’s cash incentive bonus plan for fiscal 2015.

(4)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2015:

a.
For each Named Executive Officer, Section 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees, or in the case of Mr. Morin, contributions paid by us to a defined contribution pension plan that covers Ciena’s employees based in Canada.

b.	For Mr. Smith, costs associated with an annual physical examination based on the amount paid for such service.

c.
For Messrs. Smith, Morin and Locoh-Donou, reimbursement of costs associated with financial planning and tax preparation services generally made available to all executive officers, subject to a $10,000 annual limit per tax year on such services.

d.	For Mr. Morin, includes a $37,910 payment related to accrued vacation time in connection with his separation of service.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive awards and equity awards granted to each of the NEOs during fiscal 2015. For fiscal 2015, non-equity incentive awards to the NEOs consisted of opportunities under our cash incentive bonus plan and equity awards consisted of restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards. The actual amount of cash incentive compensation earned by the NEOs during fiscal 2015 is set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2015 in the “Grant of Plan-Based Awards” table below represent the estimated range of potential payouts possible under our cash incentive bonus plan. The design of the plan for fiscal 2015, including the use of a combination of ten corporate performance goals and our fiscal 2015 adjusted operating income target to derive the total bonus payout percentage, is more fully described in “Compensation Discussion and Analysis” above. Assuming the satisfaction of the requisite number of corporate performance goals, and based on the level of achievement of the fiscal 2015 adjusted operating income target, bonuses under the cash incentive bonus plan were payable at each of the “threshold,” “target” and “maximum” levels as set forth below, with payments interpolated for results falling between the designated levels:

	Fiscal 2015 Cash Incentive Bonus Plan
	Performance Goal Achieved	Target Bonus Payable
Threshold	50%	25%
Target	100%	100%
Maximum	≥150%	175%

The “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each NEO’s base salary for fiscal 2015 by his respective target bonus opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above.

Equity Awards.  During fiscal 2015, we granted equity awards to our NEOs under our 2008 Plan in the form of RSUs and PSUs. Each such stock award represents a contractual right to receive one share of our common stock. RSU awards granted to the NEOs in fiscal 2015 vest over a four-year term, with one-sixteenth of the grant amount vesting quarterly. PSU awards granted to the NEOs in fiscal 2015 were structured such that (i) one-third of the total PSU shares granted were subject to the achievement of a fiscal 2015 aggregate sales orders target, and (ii) two-thirds of the total PSU shares granted were subject to the achievement of a fiscal 2015 aggregate adjusted gross margin target, each as more fully described in “Compensation Discussion and Analysis” above. With respect to the PSUs allocated to the sales orders target, the number of shares capable of being earned was subject to a minimum performance threshold of 90% of target, which would result in 60% of the shares underlying that portion of the award being earned, and a maximum performance cap of 110% of target, which would result in 150% of the shares underlying that portion of the award being earned. With respect to the PSUs allocated to the adjusted gross margin target, the number of shares capable of being earned was subject to a minimum performance threshold of 40% adjusted gross margin, which would result in 37.5% of the shares underlying that portion of the award being earned, and a maximum performance cap of 44.5% adjusted gross margin, which would result in 200% of the shares underlying that portion of the award being earned. Any shares earned during the fiscal 2015 performance period were subject to further vesting requirements, with the shares to be delivered upon vesting in equal installments in December 2015, 2016 and 2017, subject to the NEO’s continued service with Ciena. For information regarding the performance criteria with respect to PSUs granted in fiscal 2015, see “Compensation Discussion and Analysis” above.

During fiscal 2015, we also granted Mr. Rothenstein a supplemental PSU award of 17,950 shares, pursuant to which one-third of the grant amount may be earned at the end of each of fiscal years 2015, 2016 and 2017 based on achievement of a pre-determined performance goal for such fiscal year to be established by the Compensation Committee. Vesting of any PSUs earned will occur on December 20 following the relevant fiscal year. The Committee determined that the fiscal 2015 performance goal was achieved and, therefore, one-third of the supplemental PSUs awarded to Mr. Rothenstein were earned and vested in December 2015.

For information regarding the performance criteria with respect to PSUs granted in fiscal 2015, see “Compensation Discussion and Analysis” above. For each equity award made to our NEOs during fiscal 2015, the date that the award was approved by our Compensation Committee was the same as the grant date.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	Full Grant Date Fair Value (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Gary B. Smith	PSU	12/17/2014				35,547	179,530	329,439		$3,337,463
	RSU	12/17/2014							119,690	$2,225,037
	Incentive Cash	12/17/2014	$250,000	$1,000,000	$1,750,000

James E. Moylan, Jr.	PSU	12/17/2014				8,294	41,890	76,868		$778,735
	RSU	12/17/2014							41,890	$778,735
	Incentive Cash	12/17/2014	$95,625	$382,500	$669,375

François Locoh-Donou	PSU	12/17/2014				8,294	41,890	76,868		$778,735
	RSU	12/17/2014							41,890	$778,735
	Incentive Cash	12/17/2014	$89,250	$357,000	$624,750

Philippe Morin	PSU	12/17/2014				8,294	41,890	76,868		$778,735
	RSU	12/17/2014							41,890	$778,735
	Incentive Cash	12/17/2014	$85,627	$342,508	$599,388

David M. Rothenstein	PSU	12/17/2014				5,332	26,930	49,417		$500,629
	PSU	12/17/2014				—	17,950	—		$333,691
	RSU	12/17/2014							26,930	$500,629
	Incentive Cash	12/17/2014	$70,000	$280,000	$490,000
_______________________________________

(1)	Estimated possible payouts under non-equity incentive plan awards reflect the following:

a.
Cash incentive opportunity reported at the “threshold,” “target” and “maximum” levels has been calculated in accordance with the plan design described in “Non-Equity Incentive Plan Awards” above and more fully described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

b.	The cash incentive opportunities reported for Mr. Morin are calculated assuming the conversion of Canadian Dollars to U.S. dollars based on the average exchange rate for fiscal 2015.

(2)
Grant Date Fair Value reported in the table above, computed in accordance with FASB ASC Topic 718, will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares, and the market price of our common stock at that time. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each Named Executive Officer as of the end of fiscal 2015. The vesting conditions for each award, including the identification of those awards that are subject to performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $24.14, the closing market price per share of our common stock on The New York Stock Exchange on the last trading day of fiscal 2015. Each of the stock options in the table below has a ten-year term from the grant date and an exercise price equal to the closing price on the grant date.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)	($)
Gary B. Smith	12/18/2007	69,000	—	$35.21	12/18/2017
	12/18/2006	75,000	—	$27.88	12/18/2016
	11/2/2005	4,537	—	$16.52	11/2/2015
	12/17/2014					316,401	(1)	$7,637,920
	12/17/2014					97,250	(2)	$2,347,615
	12/17/2013					84,484	(3)	$2,039,444
	12/17/2013					50,635	(4)	$1,222,329
	12/18/2012					49,900	(5)	$1,204,586
	12/18/2012					37,425	(6)	$903,440
	12/15/2011					5,980	(7)	$144,357

James E. Moylan, Jr.	12/18/2007	35,000	—	$35.21	12/18/2017
	12/17/2014					73,824	(1)	$1,782,111

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
	12/17/2014					34,036	(2)	$821,629
	12/17/2013					17,603	(3)	$424,936
	12/17/2013					15,824	(4)	$381,991
	12/18/2012					20,793	(5)	$501,943
	12/18/2012					15,594	(6)	$376,439
	12/15/2011					2,620	(7)	$63,247

François Locoh-Donou	12/18/2006	20,000	—	$27.88	12/18/2016
	12/17/2014					73,824	(1)	$1,782,111
	12/17/2014					34,036	(2)	$821,629
	12/17/2013					17,603	(3)	$424,936
	12/17/2013					15,824	(4)	$381,991
	12/18/2012					17,330	(5)	$418,346
	12/18/2012					12,997	(6)	$313,748
	12/15/2011					2,355	(7)	$56,850
	8/1/2011					9,955	(8)	$240,314
	8/1/2011					9,955	(9)	$240,314

Philippe Morin (10)	12/17/2014								41,890		$1,011,225
	12/17/2014					34,036		$821,629
	12/17/2013					17,603		$424,936
	12/17/2013					15,824		$381,991
	12/18/2012					17,330		$418,346
	12/18/2012					12,997		$313,748
	12/15/2011					2,355		$56,850
	8/1/2011								9,955		$240,314
	8/1/2011					9,955		$240,314

David M. Rothenstein	12/17/2014					47,457	(1)	$1,145,612
	12/17/2014					5,983	(1)	$144,430	11,967	(1)	$288,883
	12/17/2014					21,881	(2)	$528,207
	12/17/2013					11,265	(3)	$271,937
	12/17/2013					10,125	(4)	$244,418
	12/18/2012					15,250	(5)	$368,135
	12/18/2012					11,437	(6)	$276,089
	12/18/2012					3,119	(6)	$75,293
	12/15/2011					2,090	(7)	$50,453
_______________________________________

(1)
PSU awards granted on December 17, 2014 were subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” for the fiscal 2015 performance period. In December 2015, such goals were determined by the Compensation Committee to have been satisfied, with performance against these goals exceeding target objectives as further described in “Compensation Discussion and Analysis” above. Amounts reported above reflect the actual amount earned with respect to such PSU awards in December 2015. The amounts earned thereunder shall vest in equal installments on December 20, 2015, 2016 and 2017. In the case of the supplemental PSU award granted to Mr. Rothenstein on December 17, 2014, the one-third portion thereof relating to the fiscal 2015 performance period was determined by the Compensation Committee to have been earned and vested on December 20, 2015. The remaining two-thirds of the grant amount for such award relate to fiscal 2016 and fiscal 2017 performance periods.

(2)	Remaining unvested RSUs granted on December 17, 2014 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2018.

(3)	Remaining amounts earned with respect to PSUs granted on December 17, 2013 shall vest on December 20, 2015 and 2016.

(4)	Remaining unvested RSUs granted on December 17, 2013 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2017.

(5)	Remaining amounts earned with respect to PSUs granted on December 18, 2012 shall vest on December 20, 2014 and 2015.

(6)	Remaining unvested RSUs granted on December 18, 2012 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2016.

(7)	Remaining unvested RSUs granted on December 15, 2011 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2015.

(8)
One third of the grant amount of the PSU award granted on August 1, 2011 was subject to achievement of the goal described above “Compensation Discussion and Analysis” for the fiscal 2015 performance period. Such goal was met (to the extent described in “Compensation Discussion and Analysis” above) during the fiscal 2015 performance period. Accordingly, in December 2015, the Compensation Committee determined the portion of this award that was earned, with such amount to vesting on December 20, 2015.

(9)	Remaining unvested RSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on December 20, 2015.

(10)	As a result of his separation of service as an employee, awards held by Mr. Morin were not subject to further vesting following fiscal 2015 year-end.

Option Exercises and Stock Vested

The following table sets forth on an aggregated basis, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2015. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the aggregate number of shares of stock vested for each NEO during fiscal 2015 by the closing price per share on the corresponding vesting date for that award. Information as to value realized does not take into account reductions related to withholding and other tax-related items, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Gary B. Smith	52,500	$368,890	198,845	$4,124,270
James E. Moylan, Jr.	—	$—	70,572	$1,470,757
François Locoh-Donou	1,785	$2,802	81,607	$1,676,326
Philippe Morin	—	$—	82,802	$1,699,461
David M. Rothenstein	3,571	$35,888	52,807	$1,103,069

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our NEOs in each of the following situations:

•	upon death or disability;

•	upon an involuntary separation of service for other than cause;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2015 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $24.14, which was the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2015. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment. As indicated above, Mr. Morin resigned as an officer and employee of Ciena effective as of November 1, 2015, the beginning of our fiscal 2016. In connection with his resignation, he was not eligible for any severance payment or acceleration of equity awards. Accordingly, illustrative information with respect to any severance payments payable upon the triggering events described below has not been provided for Mr. Morin.

Payments Upon Death or Disability

Stock awards, including RSUs and PSUs granted under our 2008 Plan, provide for the acceleration of vesting of any awards that would otherwise vest in the 12 months following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all awards granted under these plans, including awards to both executive and non-executive employees, as well as awards to our NEOs. Under these plans, a disability is defined as inability to perform each of the essential duties of the applicable person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $24.14 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2015. In calculating the the amounts below, PSUs remaining unearned as of the triggering event are considered to have been earned at target attainment.

Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Value Realized Upon Acceleration
Name	($)
Gary B. Smith	$5,801,562
James E. Moylan, Jr.	$1,838,407
François Locoh-Donou	$2,118,830
David M. Rothenstein	$1,467,936

Payments Upon Involuntary Separation of Service for Other than Cause

Ciena’s U.S. Executive Severance Benefit Plan (“Severance Plan”) provides certain U.S.-based employees of Ciena Corporation and its affiliates, including our executive officers and non-executive employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause” (as such term is defined in the plan and described below). Under the Severance Plan, benefits payable to participants upon an involuntary separation of service without cause consist of the following:

•
Cash Severance Payment. Our CEO will be entitled to severance equal to two times his annual base salary and annual target incentive bonus, while our other executive officers will be entitled to severance equal to their annual base salary and annual target incentive bonus or commission. Non-executives entitled to severance may receive four weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks. The base salary and, where applicable, bonus payments above would be determined based on the salary rate and incentive compensation program in effect immediately prior to the date of termination. Bonus amounts are to be paid at the “target” level.

•
Benefits Continuation. For a period of 18 months in the case of our CEO, 12 months for our Senior Vice Presidents, and the severance period calculated above for non-executive participants, the participant and his or her family will be eligible to continue to participate in our group medical, dental and vision plans. If we cannot continue benefits coverage, we will provide equivalent coverage for the applicable coverage period at our expense.

•
Outplacement Assistance. For a period of 12 months in the case of our CEO and other executive officers, and six months for all other participants, Ciena will provide executive outplacement assistance, at its expense, through its then-current agency.

As a condition of receiving benefits under the Severance Plan, each participant agrees to deliver a release of claims, comply with certain non-competition and non-solicitation obligations for a 12 month period, and comply with certain continuing obligations with respect to Ciena’s confidential and proprietary information and inventions. Failure to comply with these and other conditions set forth in the Severance Plan requires the repayment of severance benefits in full. In addition, severance payments are subject to recoupment in accordance with applicable law and any future “clawback” policy adopted by Ciena. Should any payment of severance benefits be subject to excise tax imposed under federal law, or any related interest or penalties, severance benefits shall be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt by the executive of a greater amount. This “best choice” mechanism above does not require Ciena to pay any excise taxes or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits.

Under the Severance Plan, a “separation of service” includes a termination of employment by the participant where Ciena and participant anticipate that participant will perform no further services for Ciena, or where the level of services to be performed will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. In addition, under the Severance Plan, “cause” means the occurrence of any one or more of the following:

•
the participant’s willful and continued failure substantially to perform his or her duties (other than as a result of disability), provided that in the case of executive officers, such failure shall be determined by the Board following written notice to the participant and an opportunity to be heard;

•	any willful act or omission by the participant in connection with his or her responsibilities as an employee constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;

•
any willful material violation by the participant of Ciena’s Code of Business Conduct and Ethics or a Proprietary Information, Inventions and Non-Solicitation Agreement entered into by Ciena and the participant; or

•
the participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ciena conducts business.

For purposes of the definition of “cause,” no act or failure to act by the participant shall be deemed “willful” unless effected by the participant not in good faith and without a reasonable belief that such act or failure to act was in, or not opposed to, Ciena’s best interests. The Severance Plan provides that the applicable benefits to which a participant is entitled under the Severance Plan will be reduced by amounts paid under other Ciena severance plans, policies, programs or practice.

For each NEO, the amount in the table below reflects the value of the payments assuming an involuntary separation of service for other than cause effective as of the last day of our fiscal 2015.

Payments Upon Involuntary Separation of Service for Other than Cause

Name	Salary and Bonus Payment ($)	Continuation of Benefits Coverage and Outplacement ($)	Total ($)
Gary B. Smith	$3,600,000	$22,758	$3,622,758
James E. Moylan, Jr.	$832,500	$19,250	$851,750
François Locoh-Donou	$777,000	$24,361	$801,361
David M. Rothenstein	$680,000	$23,580	$703,580

Payments Upon Change in Control

Each of our executive officers, including the NEOs, is party to an amended and restated change in control severance agreement with Ciena. The agreements are currently effective through November 30, 2016, unless earlier terminated. As described in “Payments Upon Termination of Employment Following Change in Control” below, the amended and restated change in control severance agreements provide our executive officers with certain severance benefits in the event that such officer’s employment is terminated by us or any successor entity without “cause,” or by the officer for “good reason,” within 90 days prior to or one year following a “change in control,” as such terms are defined in the agreements. In addition, the agreements provide that upon a “change in control,” any performance-based equity awards, to the extent unvested, will be converted into awards with time-based vesting conditions. Conversion of performance-based stock awards upon a change in control does not require termination of employment. For these converted awards, the unvested portion will be deemed to have commenced time-based vesting on the grant date, with one-sixteenth of the grant amount vesting every three months thereafter. Because conversion of the awards will cause certain unvested stock awards to vest upon a change in control, we have included in the table below calculations with respect to the corresponding value of the vesting of such affected performance-based awards. For purposes of these calculations, we have used the actual share amount earned, in the case of PSU awards that have been earned, or, alternatively, the “target” number of shares for such PSU, in the case of awards that have a current performance period or otherwise remain to be earned, as applicable.

The following table shows the estimated value of the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, for each NEO assuming that there was a change in control of Ciena on the last day of our fiscal 2015 and that the acquiror assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $24.14 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2015.

Acceleration of Vesting of Equity Awards Upon Change in Control

	Conversion of Performance-Based Stock Awards Upon Change in Control
	Shares Subject to Conversion	Shares Subject to Accelerated Vesting Upon Conversion	Value Realized Upon Acceleration
Name	(#)	(#)	($)
Gary B. Smith	313,918	104,932	$2,533,059
James E. Moylan, Jr.	80,287	29,850	$720,579
François Locoh-Donou	86,779	37,425	$903,440
David M. Rothenstein	71,395	23,827	$575,184

Payments Upon Change in Control Where Equity Awards Are Not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace such awards with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting or defer the determination regarding acceleration of vesting to the discretion of our Compensation Committee. This mechanism, which is typical in equity plans, is intended to protect the interests of both executive and non-executive employees. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control transaction to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

For purposes of the calculations in the table below, stock awards subject to accelerated vesting have been valued at $24.14 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2015. Calculations in the table below with respect to PSUs that have not yet been earned reflect estimated values based upon the “target” level of achievement during the relevant performance period. All stock options held by the NEOs as of the last trading day of our fiscal 2015 were fully vested, and therefore no additional compensation would be earned in connection with any acceleration of vesting.

Acceleration of Vesting of Equity Awards Upon Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror

Value Realized Upon Stock Award Acceleration
Name	($)
Gary B. Smith	$12,195,625
James E. Moylan, Jr.	$3,581,410
François Locoh-Donou	$3,909,352
David M. Rothenstein	$2,897,935

Payments Upon Termination of Employment Following Change in Control

Under the amended and restated change in control severance agreements, our executive officers, including the NEOs, are entitled to certain severance benefits in the event that the officer’s employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within a 90-day period prior to, or a 12-month period following, the effective date of a “change in control” of Ciena. We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of the executive’s employment, as a “covered termination.” Our change in control severance agreements continue in effect through November 30, 2016 (provided that the term is subject to an automatic extension of up to 12 months in the event that Ciena is in active negotiations regarding, or has entered into, a definitive agreement with respect to, a change in control transaction) and for a period of up to 12 months following a change in control that occurs during the term of the agreement.

Payment of any severance benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law) is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination (or 18 months for our CEO), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

•
Salary and Bonus Payment.  Upon a covered termination, our CEO would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and annual target incentive bonus. Our other NEOs would be entitled to receive a lump sum payment equal to 1.5 times their annual base salary and annual target incentive bonus, respectively. The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

•
Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the 18 months from the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. The agreements continue to require Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

•
Acceleration of Vesting of Equity Awards.  Upon a covered termination, all unvested options and stock awards (including RSUs, PSUs and performance-accelerated stock awards, as applicable) held by each NEO would immediately vest and become exercisable.

•
Reduction of Benefits if Risk of Excise Tax Applicability.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. Accordingly, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

	Salary and Bonus Payment	Continuation of Benefits Coverage	Value Realized Upon Equity Acceleration	Total
Name	($)(1)	($)(2)	($)(3)	($)
Gary B. Smith	$4,500,000	$14,683	$12,195,625	$16,710,308
James E. Moylan, Jr.	$1,248,750	$11,175	$3,581,410	$4,841,335
François Locoh-Donou	$1,165,500	$16,286	$3,909,352	$5,091,138
David M. Rothenstein	$1,020,000	$15,505	$2,897,935	$3,933,440
_______________________________________

(1)
Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2015, and (b) annual cash incentive compensation payable during fiscal 2015 at the target level.

(2)
Includes aggregate incremental costs for continuation of medical and dental benefits as used for financial statement reporting purposes, assuming we are able to continue such existing coverage and continuation costs are commensurate with costs incurred for such coverage during fiscal 2015 despite the NEO’s non-employee status.

(3)
Reflects the conversion of performance-based stock awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards and stock options upon a covered termination. Amounts reported reflect estimates with respect to acceleration of stock awards only. Calculations in the table below with respect to PSUs that have not yet been earned reflect estimated values based upon the “target” level of achievement. All stock options held by the NEOs as of October 31, 2015 were fully vested and therefore no additional compensation would be earned in connection with any acceleration of vesting in connection with a covered termination.

Applicable Definitions. For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any willful act or omission constituting immoral conduct or gross misconduct;

•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non-Solicitation Agreement; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;

•
material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company;

provided, in each case, that (a) the officer notifies Ciena of the foregoing conditions within 90 days of the initial existence of the condition, (b) Ciena has been given at least 30 days following notice to cure such condition, and (c) the officer actually terminates employment within one year following the initial existence of the condition.

“Change in control” means:

•
the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;

•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board or were approved or concurred with by the Board.

PROPOSAL NO. 4

AN ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR EXCUTIVE COMPENSATION

We are required by Section 14A of the Exchange Act to conduct a non-binding advisory vote of our stockholders to approve the compensation paid to our NEOs as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board, and the compensation awarded to our NEOs during fiscal 2015.

We actively review and assess our executive compensation program in light of the dynamic industry in which we operate, the evolving marketplace in which we compete for executive talent, and changes in compensation governance best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, our executive compensation program is based on the following objectives:

•	attract and retain talented executives by offering competitive compensation packages;

•	motivate executives to achieve strategic and tactical corporate objectives, including the profitable growth of Ciena’s business;

•	align executive compensation with stockholder interests;

•	reward executives for individual, functional and corporate performance; and

•	promote a pay-for-performance culture.

Our Board believes that our executive compensation program has been designed and executed to satisfy these objectives, and that our compensation program is worthy of stockholder support.

In considering our executive compensation program for fiscal 2015, we believe it is important to view the Compensation Committee’s decision-making in the context in which such decisions were made, and to assess our subsequent business and financial performance during fiscal 2015. To better understand the context in which the Compensation Committee made its decisions regarding fiscal 2015 executive compensation, stockholders are encouraged to review the “Compensation Discussion and Analysis” above, and in particular the “Overview” therein. With respect to our fiscal 2015 performance, we had a record year of business and strong financial performance. Specifically, stockholders should consider a number of our important achievements during this past year, including:

•	We increased annual revenue to $2.45 billion, representing 7% year-over-year growth;

•	We improved adjusted gross margin to 44.7%;

•	We improved adjusted operating expense as a percentage of revenue to 34%;

•	We increased adjusted operating income to $265.5 million;

•	We improved adjusted operating margin to 10.9%;

•
We increased diversification of network operator customers for our solutions, including penetration of additional service provider customers and increased market share in the growing Web-scale provider segment;

•	We introduced several new technology platforms and features that further expand our addressable market, including in data center interconnection and metro networking applications; and

•	We completed the key strategic acquisition transaction of Cyan, Inc., which strengthened our next-generation software solutions portfolio and led to the creation of our Blue Planet software division.

The Compensation Committee’s fiscal 2015 compensation decision-making also reflected several core governance principles and practices that we employ to align executive compensation with stockholder interests, and certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests. In this regard, we believe that stockholders should consider the “Compensation Discussion and Analysis” above, and in particular the “Executive Compensation Best Practices” therein.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s Named Executive Officers, as disclosed in Ciena’s proxy statement for its 2016 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Compensation Committee or the Board, the Compensation Committee of the Board values the input and views of our stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 4 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the advisory approval of our executive compensation.

POLICY FOR RELATED PERSON TRANSACTIONS

Ciena did not engage in any related person transactions during fiscal 2015 under applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related person transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such terms are used in Section 16 of the Exchange Act and the regulations promulgated thereunder);

•	any immediate family member of a Ciena director, nominee for director or executive officer;

•
any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock (a “significant stockholder”); or

•	any immediate family member of a significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2015, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans. In accordance with SEC rules, the tabular disclosure in column (A) does not reflect the approximately 4.9 million shares underlying stock unit awards issued and outstanding at the end of fiscal 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)

Plan category	(A)	(B)	(C)
Equity compensation plans approved by stockholders (1)	2,205,185	$24.74	12,677,660 (2)
Equity compensation plans not approved by stockholders (3)	87,755	$17.20
Total	2,292,940	$24.45
_______________________________________

(1)	Consists of awards outstanding under the following equity compensation plans:
•2008 Plan;
•2000 Equity Incentive Compensation Plan; and

•	the Cyan, Inc. 2006 Stock Plan and Cyan, Inc. 2013 Equity Incentive Plan, each assumed by Ciena in connection with an acquisition transaction.

(2)
As of October 31, 2015, column (C) reflects approximately 6.3 million and 6.4 million shares available for issuance under the 2008 Plan and ESPP, respectively. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock not purchased or forfeited will again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 8,211,915 million shares. See “Proposal No. 2 — Amendment of Ciena’s 2008 Omnibus Incentive Plan” above for information reflecting the shares remaining available thereunder as of January 1, 2016.

(3)	Consists solely of awards outstanding under the World Wide Packets, Inc. 2000 Stock Incentive Plan assumed by Ciena in connection with an acquisition transaction.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2017 Annual Meeting. Stockholder proposals submitted must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 13, 2016. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2017 Annual Meeting, but you do not intend to have your proposal included in our proxy statement, your proposal must be delivered no earlier than November 24, 2016 and no later than December 24, 2016. If the date of our 2017 Annual Meeting of stockholders is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the 2016 Annual Meeting, your submission must be delivered not earlier than

120 days prior to our 2017 Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the 10th day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Stockholders should note that our bylaws clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. Specifically, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•
a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•
a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The bylaws are available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that, excluding (i) one late form 4 filing by Mr. Alexander in February 2015 regarding one transaction, and (ii) one late Form 4 filing by Ms. Fitt in April 2015 regarding one transaction, all Section 16(a) filing requirements of our directors and executive officers were met during fiscal 2015, including requirements with respect to when such filings are required to be made.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s Annual Report to Stockholders for fiscal 2015, which includes the Annual Report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its Annual Report on Form 10-K for fiscal 2015 with the SEC on December 21, 2015. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for fiscal 2015, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 7035 Ridge Road, Hanover, Maryland, 21076, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice of Internet Availability of Proxy Materials, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials, called “householding,” saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save Ciena the cost of printing and mailing documents and will reduce the environmental impact of our Annual Meeting.

AMENDMENT NO. 4 TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 4 (the “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”), was adopted by the Board of Directors of Ciena Corporation (the “Company”) on January 28, 2016, and is effective as of March __, 2016, the date upon which the Amendment received approval of the stockholders of the Company.

The Plan is hereby amended as follows:

1.	The following paragraph is added to the end of Section 3.3 of the Plan:

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in this Plan or an Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) any Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of any applicable laws, rules or regulations, or (B) any applicable laws that impose mandatory recoupment, under circumstances set forth in such applicable laws.

2.	Section 6.3 of the Plan is deleted and replaced in its entirety as follows:

6.3.    Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof, other than an Outside Director, is one million per 12 month period;

(ii) the maximum number of shares of Stock (other than pursuant to an Option or SAR) that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof, other than an Outside Director, is one million per 12 month period;

(iii) the maximum amount of compensation that can be awarded to an Outside Director is $500,000 per fiscal year, including the sum of (a) cash compensation paid and (b) the Fair Market Value of shares of Stock awarded under the Plan under Section 6 hereof; provided, however, that the foregoing limitation shall not apply to the extent than an Outside Director has been or becomes an employee of the Company during the fiscal year; and

(iv) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any 12-month period by any person eligible for an Award shall be $5,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $25,000,000.

The Board may make exceptions to the limitation set forth in subsection (iii) above for individual Outside Directors in extraordinary circumstances, such as serving on a special transaction or litigation committee of the Board, provided that the Outside Director receiving such additional compensation may not participate in the decision to make such exception and award such additional compensation.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

3.	Section 10.2(b) of the Plan is deleted and replaced in its entirety as follows:

(b)    Notwithstanding the terms of Section 10.2(a), and subject to Section 10.9 below, (i) Restricted Stock and Restricted Stock Units granted to Grantees other than Outside Directors and the Executive or Non-Executive Chairman of the Board that vest solely by the passage of time shall not vest in full in less than three years from the Grant Date; (ii) Restricted Stock and Restricted Stock Units granted to Outside Directors and the Executive or Non-Executive Chairman of the Board that vest solely by the passage of time shall not vest in full in less than one year from the Grant Date; and (iii) Restricted Stock and Restricted Stock Units granted to any Grantees that vest, or are subject to acceleration of vesting, upon the achievement of performance targets shall not vest in full in less than one year from the Grant Date. The foregoing restriction shall not apply to Restricted Stock or Restricted Stock Unit Awards assumed in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies.

4.	Section 10.6(b)(i) of the Plan is amended to replace the reference to “Section 10.2(b)(ii)” with a reference to “Section 10.2(b)(iii).”

To record adoption of the Amendment to the Plan by the Board of Directors as of January 28, 2016, and approval of the Amendment to the Plan by the stockholders of the Company on March __, 2016, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION

By:	____________________________________
Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel & Secretary
Date:	March __, 2016

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MD 21076

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to www.proxyvote.com **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to www.virtualshareholdermeeting.com/ciena2016

You may attend the Meeting on March 24, 2016 at 3:00 P.M. Eastern Time via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99378-P72582 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

CIENA CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of three Class I Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Lawton W. Fitt	☐	☐	☐
1b. Patrick H. Nettles, Ph.D.	☐	☐	☐
1c. Michael J. Rowny	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date